Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

RADIANT SYSTEMS, INC.,

NCR CORPORATION

and

RANGER ACQUISITION CORPORATION

Dated as of July 11, 2011

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TABLE OF CONTENTS

(continued)

ARTICLE IX MISCELLANEOUS AND GENERAL		59
9.1.	Survival	59
9.2.	Modification or Amendment	59
9.3.	Waiver of Conditions	59
9.4.	Counterparts	59
9.5.	Governing Law; Venue; Waiver of Jury Trial	59
9.6.	Notices	60
9.7.	Entire Agreement	61
9.8.	No Third Party Beneficiaries	61
9.9.	Obligations of Buyer and of the Company	62
9.10.	Severability	62
9.11.	Interpretation	62
9.12.	Captions	62
9.13.	Assignment	62
9.14.	Enforcement	62

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Attachments:

Annex A	Definitions

Exhibit A	Offer Conditions

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of July 11, 2011 among Radiant Systems, Inc., a Georgia corporation (the “Company”), NCR Corporation, a Maryland corporation (“Buyer”), and Ranger Acquisition Corporation, a Georgia corporation (“Merger Sub”) and a wholly-owned subsidiary of Buyer.

RECITALS

WHEREAS, Buyer desires to acquire all of the outstanding shares of common stock, no par value per share, of the Company (the “Company Shares”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the acquisition of the outstanding Company Shares by Buyer on the terms and subject to the conditions set forth in this Agreement, Buyer proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding Company Shares for consideration of a price per Company Share of $28.00 (such amount, or any other amount per Company Share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger as a wholly-owned Subsidiary of Buyer and, subject to certain limitations set forth herein, each Company Share that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price;

WHEREAS, the Board of Directors of the Company has unanimously by all directors in attendance (i) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) approved, adopted and declared advisable this Agreement, including the Offer and the Merger, and (iii) resolved to recommend that the shareholders of the Company tender their Company Shares pursuant to the Offer and, to the extent required by applicable Law, approve the Merger and this Agreement;

WHEREAS, the Board of Directors of each of Buyer and Merger Sub has unanimously (i) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are fair to and in the best interests of Buyer and Merger Sub and (ii) approved, adopted and declared advisable this Agreement, including the Offer and the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, Buyer, Merger Sub and the executive officers and directors of the Company, in their capacities as shareholders of the Company, are entering into a Tender and Voting Agreement, each dated as of the date hereof (the “Tender Agreement”), providing that, among other things, such shareholder will (i) tender all of such Person’s Company Shares into the Offer and (ii) vote all of such Person’s Company Shares in favor of the adoption of this Agreement, in each case subject to the conditions set forth therein; and

WHEREAS, the Company, Buyer and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER; THE MERGER; CLOSING; EFFECTIVE TIME

1.1.  The Offer.

(a) Subject to the terms of this Agreement, as promptly as reasonably practicable (but in no event later than ten (10) Business Days) after the date of this Agreement, Merger Sub shall, and Buyer shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), the Offer on the terms set forth herein; provided that Buyer and Merger Sub shall not be required to commence, or cause to be commenced, the Offer prior to the date on which the Company is prepared to file the Schedule 14D-9. The obligations of Merger Sub to, and of Buyer to cause Merger Sub to, accept for payment, and pay for, any Company Shares tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A (the “Offer Conditions”). The Offer shall expire at midnight, New York City time, on the 20th Business Day following the commencement of the Offer (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act) (such time, the “Initial Expiration Date,” and such time, or such subsequent time to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Merger Sub expressly reserves the right, in its sole discretion, to waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of Company Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the conditions set forth in Exhibit A or modify or change any Offer Condition in a manner adverse in any material respect to any holders of Company Shares, (v) except as otherwise provided in this Section 1.1(a), extend or otherwise change the Expiration Date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any holders of Company Shares. Notwithstanding anything in this Agreement to the contrary, Merger Sub may, in its sole discretion, without consent of the Company, (A) without limiting Buyer’s or Merger Sub’s obligations under the following sentence, extend the Offer on one or more occasions, in consecutive increments between one and twenty Business Days each, with the length of such period to be determined by Buyer or Merger Sub (or such longer period as the parties hereto may agree), if on any then-scheduled Expiration Date of the Offer any of the Offer Conditions shall not have been satisfied or, to the extent waivable by Buyer or Merger Sub, waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or NASDAQ applicable to the Offer, (C) in the event that the Company shall have delivered an Adverse Recommendation Change Notice or a Superior Proposal Notice pursuant to Section 6.2(b), Merger Sub may extend the Offer until the expiration of the Notice Period, and (D) notwithstanding anything in this Section 1.1(a) to the contrary, extend the Offer so that the number of Company Shares validly tendered in the Offer and not properly withdrawn, when combined with the Top-Up Shares to be issued to Merger Sub upon exercise of the Top-Up Option, would result in Merger Sub owning one more share than 90% of the Company Shares then outstanding on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof), even if all of the Offer Conditions have been satisfied or have been waived (provided, that Buyer shall not extend the Offer pursuant to this clause (D) for a period that would cause the Expiration Date to be after October 31, 2011 without the Company’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, if all of the Offer Conditions have been satisfied or have been waived). Buyer and Merger Sub agree that, to the extent requested in writing by the Company prior to any then-scheduled Expiration Date of the Offer, Merger Sub shall (and Buyer shall cause Merger Sub to) (1) if any of the Offer Conditions set forth in clause (b) of Exhibit A or in paragraph (i) or (ii) of clause (c) of Exhibit A shall not have been satisfied or, to the extent waivable by Buyer or Merger Sub, waived, and provided that there is a reasonable possibility that such condition or conditions shall be satisfied prior to the Termination Date, extend the Offer on one or more occasions, in consecutive increments of up to ten Business Days each, with the length of such period to be determined by Buyer or Merger Sub (or such longer period as the parties hereto may agree), until such time as such Offer Conditions are satisfied (but not beyond the Termination Date) and (2) if any of the Minimum Tender Condition or the Offer Conditions set forth in paragraph (iv) or (v) of clause (c) of Exhibit A shall not have been satisfied, provided that there is a reasonable possibility that such condition or conditions shall be satisfied prior to the Termination Date, or, to the extent waivable by Buyer or Merger Sub, waived on such then-scheduled Expiration Date, but all the other Offer Conditions set forth in Exhibit A shall be satisfied on such then-scheduled Expiration Date, extend the Offer on one or more occasions, in consecutive increments of up to ten Business Days each, with the length of such period to be determined by Buyer or Merger Sub (or such longer period as the parties hereto may agree) each, for an aggregate period of time of not more than 30 Business Days; provided, however, that Merger Sub shall not be required to extend the Offer beyond the Termination Date. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Buyer shall cause Merger Sub to, accept and pay for (subject to any withholding of Tax pursuant to Section 1.1(d)) all Company Shares validly tendered and not validly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the Expiration Date of the Offer. Acceptance for payment of Company Shares pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.” Merger Sub expressly reserves the right, in its sole discretion, to extend the Offer for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act following the Offer Closing, and the Offer Documents may, in Merger Sub’s sole discretion, provide for such a reservation of right. The Offer may not be terminated prior to its Expiration Date, unless this Agreement is validly terminated in accordance with Article VIII or Exhibit A. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated in accordance with Article VIII, prior to the acceptance for payment of Company Shares tendered in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Shares to the registered holders thereof. Nothing contained in this Section 1.1(a) shall affect any termination rights in Article VIII or in Exhibit A of this Agreement.

(b) On the date of commencement of the Offer, Buyer and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO filed under cover of Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal, summary advertisement and other ancillary documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). The Company shall promptly furnish in writing to Buyer and Merger Sub all information concerning the Company and its Subsidiaries that is reasonably determined by Buyer to be required by applicable Law and reasonably requested by Buyer to be included in the Schedule TO or the Offer Documents. Each of Buyer, Merger Sub and the Company shall promptly correct any information supplied by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Buyer and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Shares, in each case as and to the extent required by applicable Laws. Buyer and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall provide the Company with copies of all correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand, and shall use its reasonable best efforts to give the Company the opportunity to participate in any substantive telephonic communications with the staff of the SEC related thereto. Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Buyer and Merger Sub shall provide the Company a reasonable opportunity to review and comment on such Offer Documents or response (including the proposed final version thereof), and Buyer and Merger Sub shall give reasonable consideration to any such comments.

(c) Buyer shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any Company Shares that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

(d) Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of Company Shares such amounts as Merger Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable Law. To the extent that amounts are so withheld and paid over by Merger Sub to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by Merger Sub.

1.2.  Company Actions.

(a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”) that will comply in all material respects with applicable Law, containing the Company Recommendation and shall mail the Schedule 14D-9 to the shareholders of the Company. The Company shall also include in the Schedule 14D-9, and represents that it has obtained all necessary consents of Jefferies & Company, Inc. to permit the Company to include in the Schedule 14D-9, in its entirety, a copy of the opinion of Jefferies & Company, Inc. described in Section 5.1(u). Buyer and Merger Sub shall promptly furnish in writing to the Company all information concerning Buyer and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. Each of the Company, Buyer and Merger Sub shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Buyer upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall provide Buyer with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, and shall use its reasonable best efforts to give Buyer the opportunity to participate in any substantive telephonic communications with the staff of the SEC related thereto. Prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or mailing thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Buyer a reasonable opportunity to review and comment on such Schedule 14D-9 or response (including the proposed final version thereof), and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation contained in the Schedule 14D-9.

(c) In connection with the Offer and the Merger, the Company shall promptly furnish or cause its transfer agent to promptly furnish Buyer and Merger Sub with mailing labels containing the names and addresses of the record holders of Company Shares as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company’s possession or control regarding the record holders and the beneficial owners of Company Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Buyer may reasonably request in communicating the Offer to holders of Company Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Buyer and Merger Sub shall hold in confidence the information contained in any such labels, listings and files in accordance with the requirements of the Mutual Nondisclosure Agreement dated May 27, 2011 between Buyer and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall dispose of all copies of such information then in their possession or control in accordance with the terms of the Confidentiality Agreement.

1.3.  Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.3, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued Company Shares (the “Top-Up Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares owned by Buyer and its Subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the Company Shares outstanding immediately after the issuance of the Top-Up Shares on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof); provided, however, that (i) the Top-Up Option shall not be exercisable for a number of Company Shares in excess of the Company Shares authorized (whether unissued or held in the treasury of the Company) at the time of exercise of the Top-Up Option (giving effect to the Company Shares issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Company Shares as if such shares were outstanding) and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law (which, for the avoidance of doubt, shall not include the rules of NASDAQ) or judgment, order, writ, injunction, decree or award of any Governmental Entity. The Top-Up Option shall be exercisable at any one time following the Offer Closing and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms. The obligation of the Company to issue and deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject only to the condition that no Legal Restraint (other than any listing requirement of any national securities exchange) that has the effect of preventing the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Shares in respect of such exercise shall be in effect. The parties hereto acknowledge and agree that, notwithstanding anything to the contrary herein, the failure to obtain approval of the Company’s shareholders of the issuance of Company Shares pursuant to the Top-Up Option as a result of applicable stock exchange listing requirements shall not cause any condition of the Offer not to be met. Upon Buyer’s written request, the Company shall use its reasonable best efforts to cause its transfer agent to certify in writing to Buyer the number of Company Shares issued and outstanding as of immediately prior to the exercise of the Top-Up Option after giving effect to the issuance of the Top-Up Shares. Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated pursuant to the provisions hereof, the Company agrees that it shall maintain out of its existing authorized capital, free from preemptive rights, sufficient authorized but unissued Company Shares issuable pursuant to this Agreement so that the Top-Up Option may be exercised, after giving effect to the Company Shares issuable pursuant to all other then-outstanding stock options, restricted stock units and any other rights to acquire Company Shares as if such shares were outstanding.

(b) The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”). In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall give the Company prior written notice, specifying (i) the number of Company Shares owned by Buyer and its Subsidiaries at the time of such notice and (ii) a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares. At the closing of the purchase of Top-Up Shares, the purchase price owed by Merger Sub to the Company therefor shall be paid to the Company by issuance by Merger Sub to the Company of a non-negotiable and non-transferable promissory note, secured by the Top-Up Shares and bearing compounding interest at 5% per annum, with principal and interest due one year after the purchase of the Top-Up Shares, prepayable in whole or in part without premium or penalty. The parties agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that such notice is received by the Company, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 14-2-1104 of the GBCC and without a meeting of shareholders as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.

(c) Buyer and Merger Sub acknowledge that the Top-Up Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Buyer and Merger Sub hereby represents and warrants to the Company that Merger Sub is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

1.4.   The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III hereof. The Merger shall have the effects specified in the Georgia Business Corporation Code, as amended (the “GBCC”).

1.5.   Closing. Unless otherwise mutually agreed in writing between Buyer and the Company, the closing for the Merger (the “Closing”) shall take place, subject to the terms and conditions of this Agreement, at the offices of Womble Carlyle Sandridge & Rice, PLLC, 271 17th Street NW, Suite 2400, Atlanta, Georgia 30363 or remotely via the exchange of documents and signature pages, at a time and date to be designated by the parties (the “Closing Date”), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other time, date and location as the parties hereto shall mutually agree. For purposes of this Agreement, the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in The City of New York.

1.6.   Effective Time. At the Closing, the Company and Merger Sub will cause a Certificate of Merger (the “Certificate of Merger”) to be completed, executed, acknowledged and filed with the Secretary of State of the State of Georgia as provided in Sections 14-2-1105(b) and Section 14-2-1105.1 of the GBCC. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of Georgia or such other time as shall be agreed upon by the parties hereto in writing and set forth in the Certificate of Merger in accordance with the GBCC (the “Effective Time”).

ARTICLE II

ARTICLES OF INCORPORATION AND BY-LAWS

OF THE SURVIVING CORPORATION

2.1.   The Articles of Incorporation. At the Effective Time, subject to the provisions of Section 6.9(a), the articles of incorporation of the Company shall be amended and restated in their entirety to read identically to the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated articles of incorporation shall become the articles of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended in accordance with the applicable provisions of the GBCC and such articles of incorporation; provided, however, that at the Effective Time the Charter shall be amended so that the name of the Surviving Corporation shall be “Radiant Systems, Inc.”.

2.2.   The By-Laws. At the Effective Time, subject to the provisions of Section 6.9(a), the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation, which shall be “Radiant Systems, Inc.,” shall become the by-laws of the Surviving Corporation (the “By-Laws”) until thereafter amended in accordance with the applicable provisions of the GBCC, the Charter and such By-Laws.

ARTICLE III

OFFICERS AND DIRECTORS

3.1.   Directors of Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws. The Company shall take all actions necessary to ensure that such directors shall be the directors of the Surviving Corporation at the Effective Time.

3.2.   Officers of Surviving Corporation. The parties hereto shall take all actions necessary so that from and after the Effective Time, the individuals designated by Buyer, by notice given no later than five (5) days prior to the Closing Date, shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

4.1.   Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares that are owned by Buyer or by the Company or any direct or indirect wholly-owned Subsidiary of the Company and in each case not held on behalf of third parties and Company Shares that are held by shareholders (“Dissenting Shareholders”) who have perfected and not withdrawn or waived a demand for appraisal pursuant to Section 14-2-1321 of the GBCC (collectively, “Excluded Company Shares”)) shall be converted into and become exchangeable for an amount, payable in cash and without interest, equal to the Offer Price paid in the Offer (the “Merger Consideration”). At the Effective Time, all Company Shares shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate, or evidence of Company Shares held in book-entry form, that immediately prior to the Effective Time represented any such Company Shares (other than Excluded Company Shares) (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement and applicable Law, without interest thereon.

(b) Cancellation of Shares. Each Excluded Company Share shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. At the Effective Time, each share of Common Stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation.

4.2.   Exchange of Certificates.

(a) Exchange Agent. As promptly as reasonably practicable following the Effective Time, but in any event no later than five (5) Business Days thereafter, Buyer shall appoint a bank or trust company reasonably acceptable to the Company as an exchange agent (the “Exchange

Agent”) and Buyer shall deposit, or shall cause to be deposited, cash in immediately available funds necessary to pay the Merger Consideration pursuant to Section 4.1(a) upon surrender of Certificates (such cash in immediately available funds being hereinafter referred to as the “Exchange Fund”). In the event that the cash in the Exchange Fund shall be insufficient to satisfy all of the payment obligations to be made by the Exchange Agent pursuant to this Agreement, Buyer shall make available to the Exchange Agent as promptly as practicable the amounts of cash in immediately available funds so required to satisfy such payment obligations in full. The Exchange Agent shall invest the Exchange Fund as directed by Buyer or Merger Sub. Any interest and other amounts earned with respect to the Exchange Fund shall be for the account of and promptly turned over to Buyer.

(b) Exchange Procedures. As promptly as reasonably practicable following the Effective Time, but in any event no later than five (5) Business Days thereafter, the Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate whose Company Shares were converted into the right to receive the Merger Consideration pursuant to Section 4.1(a) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Buyer may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letter of transmittal, duly completed and validly executed (or, if such Company Shares are held in uncertificated, book-entry form, receipt of an “agent’s message” by the Exchange Agent (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of Company Shares, provided that the holders of any book-entry shares shall not be required to surrender any Certificates in connection with the procedures set forth in this Article IV)), and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of Merger Consideration that such holder has the right to receive pursuant to Section 4.1(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in exchange therefor may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c) Transfers. After the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time, there shall be no transfers on the stock transfer books of the Company of Company Shares that were outstanding immediately prior to the Effective Time.

(d) Termination of Exchange Period; Unclaimed Stock. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the shareholders of the Company 180 days after the Effective Time shall be delivered at Buyer’s option, to Buyer. Any shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) as a general creditor thereof with respect to the payment of the Merger Consideration upon due surrender of their Certificates as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Buyer, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen, Defaced, or Destroyed Certificates. In the event any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to Buyer by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by Buyer, the posting by such Person of a bond in such amount and upon such terms as may be required by Buyer as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, defaced or destroyed Certificate cash that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen, defaced or destroyed Certificate been surrendered.

(f) Withholding Rights. Each of Exchange Agent, Buyer and the Surviving Corporation, and any of their respective agents or representatives, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as Buyer reasonably determines it may be required to deduct and withhold with respect to the making of any payment pursuant to this Agreement under the Code or any other applicable state, local, or foreign Tax law. To the extent that amounts are so withheld by Buyer or the Surviving Corporation, as the case may be, such withheld amounts (i) shall be remitted by Buyer or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which such deduction and withholding was made by Exchange Agent, Buyer or the Surviving Corporation, as the case may be.

4.3.   Dissenters’ Rights.

(a) Treatment of Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and that are held by any shareholder who is entitled to exercise, and properly exercises, dissenter’s rights with respect to such Company Shares pursuant to the GBCC by reason of Section 14-2-1302(c)(1) of the GBCC) (the “Dissenting Shares”) and who complies in all respects with, the provisions of Sections 14-2-1321 and 14-2-1323 of the GBCC, shall not be converted into, exchangeable for or represent the right to receive, the Merger Consideration. Any such shareholder shall instead be entitled to receive payment of the fair value of such shareholder’s Dissenting Shares in accordance with the provisions of Article 13 of the GBCC; provided, however, that all Dissenting Shares held by any shareholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Article 13 of the GBCC, or lost such shareholder’s rights to demand payment in respect of such Dissenting Shares under Article 13 of the GBCC shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares in accordance herewith. The parties agree and acknowledge that in any appraisal proceeding with respect to the Dissenting Shares and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares shall be determined in accordance with

Section 14-2-1301 et seq. of the GBCC without regard to the Top-Up Option, the Top-Up Option Shares or any consideration paid or delivered by Buyer or Acquisition Sub to the Company in payment for the Top-Up Option Shares.

(b) Notice and Participation. The Company shall give Buyer (i) prompt notice of any written demands received by the Company for payment in respect of Dissenting Shares, written withdrawals or waivers of such demands, and any other instruments served pursuant to Article 13 of the GBCC that are received by the Company relating to shareholders’ dissenters’ rights and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment under the GBCC. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any such demands for payments, offer to settle or settle any such demands.

4.4.   Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of Company Shares or securities convertible or exchangeable into or exercisable for Company Shares issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, then the Offer Price, the Merger Consideration and any other dependent items shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Offer Price, the Merger Consideration or other dependent item.

4.5.   Company Stock Based Plans.

(a) The Company agrees that prior to the Offer Closing Date, the Board of Directors of the Company (or, if appropriate, any committee administering the applicable Company Stock Plan) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) each unexercised option to purchase Company Shares (a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Offer Closing Date under a Company Compensation and Benefit Plan identified in Section 5.1(h) of the Company Disclosure Letter as being the only Company Compensation and Benefit Plans pursuant to which Company Shares may be issued (the “Company Stock Plans”), shall be canceled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (A) the excess, if any, of (1) the Offer Price over (2) the exercise price per Company Share subject to such Company Option, multiplied by (B) the number of Company Shares subject to such Company Option immediately prior to the Offer Closing Date (whether vested or unvested), which amount shall be payable to such holder at or as soon as practicable following the Offer Closing Date (and in any event within five (5) Business Days);

(ii) at the Offer Closing Date, all forfeiture restrictions on the Company Restricted Shares will lapse and they will be treated in the same manner as other outstanding Company Shares;

(iii) at the Offer Closing Date, each Common Stock Unit that is outstanding immediately prior to the Offer Closing Date shall be canceled, with the holder of such Common Stock Unit becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the Offer Price multiplied by the maximum number of Company Shares subject to such Common Stock Unit immediately prior to the Offer Closing Date, which amount shall be payable to such holder at or as soon as practicable following the Offer Closing Date (and in any event within five (5) Business Days);

(b) All amounts payable pursuant to this Section 4.5 shall be paid without interest. Any Person making a payment pursuant to this Section 4.5 shall be entitled to deduct and withhold from that payment such amounts as the payor is required to deduct and withhold with respect to the making of such payment under the Code or any other Law. To the extent that amounts are so withheld and paid over by any Person pursuant to this Section 4.5 to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person entitled to payment under this Section 4.5 in respect of which such deduction and withholding was made by a Person pursuant to this Section 4.5.

(c) For purposes of any award under a Company Stock Plan for which vesting is based on the Company’s or the award recipient’s performance for a fiscal period of which only a portion is complete as of the Closing (a “Performance Award”), vesting pursuant to Section 4.5(a) shall be determined based on the number of Company Shares which would otherwise vest in accordance with such award upon the achievement of the “Budget” level at 100% of the stated performance goal (excluding any additional Company Shares which would vest or which would be required to be issued upon the achievement of any performance goal in excess of the “Budget” level at 100%, as specified in the award). Notwithstanding the foregoing, any holder of a Performance Award who is also a participant in the Company’s Senior Executive Change in Control Severance Plan (the “CIC Plan”), shall be entitled to receive an additional amount in cash equal to (x) the amount such person would have received in cash pursuant to the terms of this Section 4.5 if the performance goal resulting in 125% of the award being earned at the “Aspiration” level under such Performance Award had been met, less (y) all amounts otherwise paid to such person with respect to the Performance Award (the “Award Balance”), in the event that such person becomes entitled to payment of severance under the terms of the CIC Plan. Any holder of a Performance Award who does not receive the Award Balance pursuant to the immediately preceding sentence shall be entitled to receive such holder’s respective Award Balance if such person remains employed by the Company for a period of one year following the Closing Date, or earlier if such holder’s employment is terminated by the Company without Cause (as defined in Section 6.12(a) hereof).

(d) Company ESPP.

(i) Prior to the Offer Closing, the Company shall take all actions necessary to cause the rights of participants in the Company’s 1998 Employee Stock Purchase Plan (the “Company ESPP”) with respect to any offering period then underway to be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Offer Closing, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened and final offering period but otherwise treating such shortened and final offering period as a fully effective and completed offering period for all purposes under the Company ESPP. In addition, effective as of the date of this Agreement, the Company shall have taken all actions necessary such that (x) no new participant shall be permitted to join the current offering period in progress under the Company ESPP and (y) no participant in the Company ESPP with respect to the current offering period shall be permitted to increase his or her elections with respect to the current offering period.

(ii) The Company shall take all actions necessary so that the Company ESPP shall terminate as of the Offer Closing. All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Company Shares prior to the Offer Closing will be returned to the participants without interest pursuant to the terms of the Company ESPP.

(iii) The Company agrees to take any and all actions necessary to approve and effectuate the foregoing provisions of this Section 4.5(d) including making any determinations and/or resolutions of the Board of Directors of the Company or a committee thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1.   Representations and Warranties of the Company. Except as set forth in (i) the Company Reports (other than in any “risk factor” disclosure or any other forward-looking statements set forth therein, other than with respect to specific factual disclosures contained in such forward-looking statements, and provided that the exception in this clause (i) shall not apply to any of Sections 5.1(a), 5.1(b)(i), 5.1(c), 5.1(d)(i), (ii) and (iv), or 5.1(u) of this Agreement) or in the disclosure letter delivered to Buyer by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Buyer and Merger Sub as follows:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered to Buyer a complete and correct copy of the Company’s and each of its Subsidiaries’ articles of incorporation and by-laws (or similar governing documents), each as amended through the date of this Agreement, and each as so delivered is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.

As used in this Agreement, (i) the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or one or more of its respective Subsidiaries; (ii) the term “Company Material Adverse Effect” means (x) a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) an effect that prevents, materially impedes or materially delays the Company from consummating the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination to constitute, a Company Material Adverse Effect pursuant to clause (x) above: (A) changes or conditions generally affecting the economy or financial or capital markets or generally affecting the payment systems industry, in the United States or elsewhere in the world, except to the extent such changes or conditions disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in similar businesses, (B) war, acts of terrorism, national or international calamity or other similar event, (C) changes in applicable Law or GAAP, or the interpretation thereof by any Governmental Entity, except to the extent such changes disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in similar businesses, (D) the announcement or pendency of the Agreement or the transactions contemplated thereby, including any actions of competitors, customers, employees, suppliers, distributors, licensors, licensees, partners or third parties in a similar relationship with the Company resulting from such announcement, (E) the taking of any actions contemplated by the Agreement or requested by Buyer or the failure to take actions prohibited by the Agreement, (F) fees or expenses incurred in connection with the transactions contemplated by the Agreement, or (G) failure, in and of itself, by the Company to meet analysts’ or internal projections or a change in the Company’s stock price or trading value (it being understood that the underlying causes of any such failure shall not be excluded by this clause (G)); and (iii) the term “made available” or “delivered” shall include (A) making available on an electronic data room available to employees of Buyer or, in the case of certain materials deemed highly confidential by the Company, making available to representatives of Buyer in redacted form and (B) the public filing of documents pursuant to the SEC’s Electronic Data Gathering, Analysis and Retrieval System.

(b) Capital Structure. (i) The authorized capital stock of the Company consists of 100,000,000 Company Shares, of which 40,646,001 Company Shares were issued and outstanding as of July 7, 2011, and 5,000,000 shares of Preferred Stock, no par value per share (the “Company Preferred Shares”), none of which were outstanding as of the date of this Agreement. Other than as set forth in Section 5.1(b) of the Company Disclosure Letter, no shares were held in treasury by the Company or its Subsidiaries. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no Company Shares or Company Preferred Shares reserved for issuance, except that as of July 7, 2011, there were an aggregate of 21,700,000 Company Shares reserved for issuance, of which 3,905,925 Company Shares were subject to outstanding awards pursuant to the Company Stock Plans, of which 2,838,776 Company Shares were subject to outstanding options, 1,045,751 Company Shares were issued in the form of restricted stock (“Company Restricted Shares”) and 28,194 Company Shares were subject to outstanding rights to receive Company Shares, the value of which is determined by reference to Company Shares (each a “Common Stock Unit”). From July 7, 2011 to the date of this Agreement, the Company has not issued any Company Shares except pursuant to the exercise of Company Options, Company Restricted Shares and the settlement of Common Stock Units outstanding on July 7, 2011 in accordance with their terms and since July 7, 2011, the Company has not issued any Company Options, Company Restricted Shares or Common Stock Units. All outstanding compensatory grants of Company Shares and Common Stock Units were made under the Company Stock Plans. Upon any issuance of Company Shares pursuant to any Company Options or Common Stock Units, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth in this Section 5.1(b), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, redeem, purchase or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities or other equity interest or voting interest of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(ii) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Liens. Section 5.1(b) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person.

(c) Corporate Authority; Approval and Fairness. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Company Shares (the “Company Shareholder Approval”) if required, the Merger; and the Company Shareholder Approval (if required by applicable Law) is the only vote of the holders of any class or series of capital stock of Company that is necessary under applicable Law and the Company’s articles of incorporation and bylaws to adopt this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by Buyer and Merger Sub, is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company at a meeting duly called and held prior to the date hereof, has, upon the terms and subject to the conditions set forth herein, adopted, unanimously by all directors in attendance, resolutions:

(i) determining that this Agreement is advisable and in the best interest of the Company and its shareholders;

(ii) determining that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of the Company and the holders of Company Shares;

(iii) approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Offer and the Merger), which approval, to the extent applicable, constituted approval under the provisions of Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the GBCC as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the GBCC;

(iv) resolving to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and, if required by applicable Law, approve and adopt this Agreement and the Merger and directing that this Agreement be submitted to the holders of Company Shares for their approval; and

(v) electing that the Offer and the Merger, to the extent of the power and authority of the Board of Directors of the Company and to the extent permitted by Law, not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction that may purport to be applicable to this Agreement or the Tender Agreement (collectively, (i) through (v) are referred to as, the “Company Recommendation”).

The Company hereby consents to the inclusion of the foregoing determinations, approvals, recommendations and elections in the Offer Documents.

(d) Governmental Filings; No Violations.

(i) Other than the necessary notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.6, (B) required under the Hart Scott Rodino Antitrust Improvement Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), the Exchange Act and the Securities Act, (C) to comply with state securities or “blue-sky” laws, (D) the filing with the SEC of (1) the Schedule 14D-9, (2) if required by applicable Law, a proxy statement relating to the approval by the Shareholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”), (3) an information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (as amended or supplemented from time to time, the “Information Statement”) and (4) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (E) to be made with the NASDAQ Stock Market (the “NASDAQ”) and (F) other filings and recordations as required by Governmental Entities other than those in the United States, no material filings, notices and/or reports are required to be made by the Company with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, court, agency, commission, body or other legislative, executive or judicial governmental entity of the United States or any foreign jurisdiction (“Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby or thereby do not and will not, constitute or result in (A) a breach or violation of, a termination (or right of termination) or a default under, its articles of incorporation or by-laws or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default (or event which with notice of or lapse of time or both would become a default) or termination (or right of termination) under, the acceleration of any obligations (with or without notice, lapse of time or both) pursuant to any Material Contract or, assuming the filings, notices and/or approvals referred to in Section 5.1(d)(i) are made or obtained, any Law to which the Company or any of its Subsidiaries is subject, (C) any change in the rights or obligations of any party under any of the Material Contracts or (D) result in the creation of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries, except, in the case of clause (B), (C) or (D) above, for any breach, violation, termination, default, acceleration or change that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(iii) Other than as described in Section 5.1(d)(iii) of the Company Disclosure Letter, except for: (A) relationships with the Company or any of its Subsidiaries as an officer, director, or employee thereof (and compensation by the Company or any of its Subsidiaries in consideration of such services); and (B) relationships with the Company as shareholder or option holder thereof, to the Knowledge of the Company, none of the directors or officers of the Company, or any of their Affiliates, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, agreement or arrangement with the Company or any of its Subsidiaries that was required to be disclosed in the Company Reports and was not so disclosed. As used in this Agreement, “Knowledge” of (x) the Company means the actual knowledge of any of the Company’s officers identified on Section 5.1(d) of the Company Disclosure Letter and (y) Buyer or Merger Sub means the actual knowledge of such party’s officers in each case after reasonable inquiry. As used in this Agreement, “Affiliate” shall have the meaning set forth in Rule 405 promulgated under the Securities Act.

(iv) Information Supplied. None of the information included or incorporated by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement or any other document required to be filed with the SEC or disseminated to Shareholders of the Company in connection with the Offer or the Merger (and none of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents) will, in the case of the Schedule 14D-9, the Information Statement, the Offer Documents and such other documents, at the respective times the Schedule 14D-9, the Information Statement, the Offer Documents and such other documents are filed with the SEC or first published, sent or given to the Company’s shareholders or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement based on information supplied by Buyer or Merger Sub specifically for inclusion or incorporation by reference therein. The Schedule 14D-9, the Information Statement and the Proxy Statement or any other document required to be filed with the SEC or disseminated to Shareholders of the Company in connection with the Offer or the Merger will comply as to form in all material respects with the requirements of the Exchange Act.

(e) Reports; Financial Statements. (i) The Company has made available to Buyer each registration statement, report, proxy statement or information statement prepared by it since December 31, 2010 filed with or furnished to the SEC, including (x) its Annual Report on Form 10-K for the year ended December 31, 2010, and (y) its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, each in the form (including exhibits, annexes and any amendments thereto) filed with or furnished to the SEC. The Company has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished, as applicable, by the Company since and including January 1, 2009 (the “Applicable Date”), under the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “Sarbanes-Oxley Act”) (such documents, together with any documents and information incorporated therein by reference and together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company Reports”). As of each of its respective effective dates (in the case of Company Reports that are registration statements filed pursuant to the Securities Act) and each of its respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company Report complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such Company Report was filed or effective, and (b) each Company Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(ii) Since the enactment of the Sarbanes-Oxley Act, the Company, and to the Company’s Knowledge, each of its officers and directors, have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of NASDAQ.

(iii) The Company has not received notice in writing from the SEC that either the Company itself or any of the Company Reports is the subject of any ongoing review by the SEC or of any outstanding SEC investigation (whether formal or informal, including but not limited to a voluntary document request), and as of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company Reports. The Company has made available to Buyer correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since the Applicable Date and prior to the date hereof.

(iv) The principal executive officer of the Company and the principal financial officer of the Company (or each former such officer) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sarbanes-Oxley Act Sections 302 and 906 with respect to the Company Reports, and the statements contained in such certifications were true and accurate as of the date such certifications were made. The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) under the Exchange Act, is in compliance in all material respects with such system and such system is designed to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions of the Company are being made only in accordance with the authorization of management and directors of the Company, (C) that access to properties and assets of the Company and its Subsidiaries is permitted only in accordance with management’s authorization and (D) that the Company’s and its Subsidiaries’ control accounts (including their cash accounts) are reconciled with the Company’s and its Subsidiaries’ subsidiary ledgers at regular intervals and appropriate actions are taken with respect to any differences. The Company and its Subsidiaries maintain and keep in all material respects books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company comply with Rules 13a-15(a) and 15d-15(a) under the Exchange Act and are designed to ensure that all information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the appropriate members of Company’s management, including the principal executive officer and principal financial officer of the Company as appropriate to allow timely decisions regarding timely disclosure. Since the Applicable Date, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (1) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Buyer copies of any non-privileged written materials in its possession relating to each of the foregoing. The Company has made available to Buyer all such disclosures made by management to the Company’s auditors and audit committee since the Applicable Date. Since the enactment of Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(v) Since the Applicable Date through the date of this Agreement, (i) neither the Company nor any of its Subsidiaries, nor any director or executive officer of the Company or any of its Subsidiaries has, and, to the Knowledge of the Company, no other officer, employee or accountant of the Company or any of its Subsidiaries has, received any material complaint, allegation, assertion or claim, in writing (or, to the Knowledge of the Company, orally) that the Company or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(vi) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(vii) Each of the financial statements (including the related notes) of the Company included in the Company Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(viii) The Company has made available to Buyer a complete and correct copy of any amendments or modifications to any agreements, reports or schedules which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which amendments or modifications have not yet been filed with the SEC but which are required to be filed.

(f) [Intentionally Omitted.]

(g) Absence of Certain Changes. Since March 31, 2011, other than as set forth in the Company Reports, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices, and have not engaged in any material transaction other than as contemplated by this Agreement or according to the ordinary course of business consistent with past practices. Since March 31, 2011, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of Section 6.1(a)(iv), (viii), (ix), (x), (xi), (xiii), (xv) or (xix), had such section been in effect since March 31, 2011, and there has not been:

(i) any event, change or circumstance, or incurrence of any liability, obligation or commitment of any kind (whether known, unknown, accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP), which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company) or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iii) any change in any method of accounting or accounting practices by the Company or any of its Subsidiaries, other than as required by GAAP;

(iv) other than as set forth elsewhere in this Agreement, (A) any increase in the compensation payable or to become payable to the Company’s officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws; or

(v) any agreement to do any of the foregoing.

(h) Litigation and Liabilities. Except as set forth in the Company Reports, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Reports, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.

(i) Employee Benefits.

(i) Section 5.1(i)(i) of the Company Disclosure Letter sets forth a true and complete list of each Company Compensation and Benefit Plan. For purposes of this Agreement, the term “Company Compensation and Benefit Plan” shall mean any employee or director benefit plan, arrangement or agreement, including, without limitation, any such plan that is an employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an employee pension benefit plan within the meaning of Section 3(2) of

ERISA (whether or not such plan is subject to ERISA) or a bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock-based severance, employment, change of control, profit sharing, retention or fringe benefit plan, program or agreement that is sponsored or maintained by the Company or any of its Subsidiaries to or for the benefit of the current or former employees, independent contractors or directors of the Company and its Subsidiaries other than Company Compensation and Benefit Plans maintained outside of the U.S. primarily for the benefit of employees working outside of the U.S. (such plans “Company Non-U.S. Compensation and Benefit Plans”), and other than individual bonus and commission arrangements under a short-term or long-term incentive plan of the Company as in effect on the date hereof.

(ii) The Company has heretofore made available to Buyer true and complete copies of each of the Company Compensation and Benefit Plans and (A) each writing constituting a part of such Company Compensation and Benefit Plan, including all amendments thereto; (B) to the extent applicable, the three most recent (1) Annual Reports (Form 5500 Series) and accompanying schedules, (2) audited financial statements and (3) actuarial valuation reports; (C) the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for such Company Compensation and Benefit Plan; and (D) any related trust agreement or funding instrument now in effect or required in the future as a result of the transactions contemplated by this Agreement.

(iii)(A) Each of the Company Compensation and Benefit Plans has been established, operated and administered in material compliance with applicable Laws, including, but not limited to, ERISA, the Code and, in each case, the regulations thereunder; (B) each of the Company Compensation and Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, and to the Knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to result in the revocation of such letter; (C) no Company Compensation and Benefit Plan is subject to Title IV of ERISA; (D) no Company Compensation and Benefit Plan provides health, life insurance or disability benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (1) coverage mandated by applicable Law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (E) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a material liability thereunder; (F) no Company Compensation and Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (G) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Compensation and Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (H) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries could reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 of ERISA or a material Tax imposed pursuant to Section 4975 of the Code; and (I) there are no material pending or threatened claims (other than routine claims for benefits)

by, on behalf of or against any of the Company Compensation and Benefit Plans or any trusts related thereto which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(iv) Except as set forth in Section 5.1(i)(v) of the Company Disclosure Letter, none of the execution of this Agreement, shareholder approval of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Offer, the Merger or the other transactions contemplated by this Agreement, or the Offer Closing, the consummation of the Merger and the other transactions contemplated by this Agreement will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay to which such employees are not currently entitled upon any termination of employment after the date of this Agreement (except for amendments to existing employment agreements, change in control agreements, or severance agreements, in each case as required or permitted by this Agreement); (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Compensation and Benefit Plans; (C) limit or restrict the right of the Company, or, after the consummation of the transactions contemplated by this Agreement, Buyer, to merge, amend or terminate any of the Company Compensation and Benefit Plans; or (D) result in payments under any of the Company Compensation and Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(v) All of the Company Non-U.S. Compensation and Benefit Plans are listed in Section 5.1(i)(v) of the Company Disclosure Letter and comply in all material respects with applicable local Law. The Company and its Subsidiaries have no unfunded liabilities with respect to any such Company Non-U.S. Compensation and Benefit Plans that are not set forth in the consolidated balance sheets included in or incorporated by reference into Company Reports filed prior to the date of this Agreement. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened litigation relating to the Company Non-U.S. Compensation and Benefit Plans.

(vi) All Company Compensation and Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been maintained and administered in all material respects with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder.

(j) Compliance with Laws. The businesses of each of the Company and its Subsidiaries are not being, and at all times during the past five years have not been, conducted in violation of any applicable law, rule, statute, ordinance, regulation, judgment, determination, order, decree, injunction, or arbitration award of any Governmental Entity (collectively, “Laws”), except for violations that individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any

Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 5.1(j) does not relate to employee benefits matters, environmental matters, Tax matters, labor relations matters or FCPA or export control matters to the extent such matters and the Company and its Subsidiaries’ compliance with Laws in respect thereto, investigations of the Company and its Subsidiaries in respect thereof, or notices received by the Company in respect thereof are the subject of Sections 5.2(i), (l), (m), (n) or (v), respectively.

(k) Takeover Statutes. Based in part on the representations of Buyer and Merger Sub in Section 5.2(g), (i) the Board of Directors of the Company has taken all appropriate and necessary actions such that Buyer will not be prohibited from entering into a “business combination” with the Company as an “interested shareholder” (in each case as such term is used in Sections 14-2-1131, 14-2-1132 and 14-2-1133 of the GBCC) as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) no other state “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) as in effect on the date of this Agreement is applicable to this Agreement, the Offer, the Merger or the transactions contemplated hereby that would interfere with Buyer’s consummation of the transactions contemplated hereby.

(l) Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect (i) each of the Company and its Subsidiaries has complied with all applicable Environmental Laws; (ii) to the Knowledge of the Company, the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) to the Knowledge of the Company, the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries; (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including, but not limited to, any claims relating to electromagnetic fields or microwave transmissions); (vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) the products manufactured by, or on behalf of the Company (“Company Products”), comply with any and all applicable Environmental Laws pertaining to the presence (or absence) of specified substances in electrical or electronic or other products, registration or notification of chemical substances in products, labeling of product or product packaging as respects product content or as respects health, safety or environmental effects or attributes or as respects required end-of-life handling or disposition of products or product packaging, and coverage and payment of fees under an approved scheme for end-of-life, return and recycling of products or of product packaging; (ix)

without limiting any of the foregoing, to the Knowledge of the Company’s each of the products sold by the Company in the European Union meets, in all material respects, the restrictions of the European Union’s Directive 2002/95/EC on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (the “RoHS Directive”) and the European Union’s Directive 2002/96/EC on Waste Electrical and Electronic Equipment (as amended by European Directive 2003/108/EC) (“WEEE Directive”), and (x) to the Knowledge of the Company, the products currently sold by the Company comply with the requirements of the RoHS Directive and WEEE Directive, including any amending directives thereto, and are applicably marked. As used in this Agreement, the term “Environmental Law” means any Law relating to pollution, contamination or cleanup, the protection or restoration of the environment or natural resources or human health as it relates to the environment or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof, or the sale or offer for sale of any product subject to restrictions on the use or incorporation of Hazardous Substances therein. As used in this Agreement, the term “Hazardous Substance” means any substance that is listed, classified or regulated as hazardous, radioactive, or toxic or a pollutant or a contaminant pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

(m) Taxes.

(i) All material Tax Returns required to be filed by the Company or its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns were complete and accurate in all material respects. All material Taxes due and payable by the Company or its Subsidiaries have been paid on a timely basis (whether or not such Taxes were shown as due and payable on any Tax Returns) or have been adequately reserved against in accordance with GAAP on the Company’s most recent consolidated financial statements.

(ii) Neither the Company nor any of its Subsidiaries is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns other than a group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any actual or potential material liability for any Taxes of any Person other than the Company or any of its Subsidiaries (A) under U.S. Treasury Regulations Section 1.1502-6 (or any other comparable or similar Law), (B) as a transferee or successor, (C) pursuant to any contractual obligation or (D) otherwise.

(iii) The Company and its Subsidiaries have complied in all material respects with all rules and regulations relating to Tax information reporting and the payment and withholding of Taxes.

(iv) No audit or other proceeding with respect to any material amount of Taxes due from the Company or any of its Subsidiaries, or any Tax Return of the Company or any of its Subsidiaries, is pending, being conducted or, to the Knowledge of the Company, threatened by any Governmental Entity. Each assessed deficiency resulting from any audit or other proceeding with respect to Taxes by any Governmental Entity has been timely paid and fully satisfied, and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of Taxes due and owing by the Company or any of its Subsidiaries.

(v) No extension of the statute of limitations on the assessment or collection of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect.

(vi) Neither the Company nor any of its Subsidiaries is required to include in income any material adjustment pursuant to Section 481 of the Code by reason of a change of an accounting method.

(vii) Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” as defined by Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b) (or any other comparable or similar Law).

(viii) No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due.

(ix) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any of its Subsidiaries, other than in the ordinary course of business.

(x) The Company has not made an election under Treasury Regulation Section 301.7701-3 or filed an election on IRS Form 8832 to change the default classification of any Subsidiary of the Company organized outside the U.S.

(xi) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending prior to the Effective Time, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax Law) executed prior to the Effective Time, (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income tax Law), (iv) installment sale or open transaction disposition made prior to the Effective Time or (v) prepaid amount received prior to the Effective Time.

(xii) As used in this Agreement, (A) “Taxes” means all taxes, duties, charges, fees, levies or other similar assessments or liabilities in the nature of taxes, including income, gross receipts, ad valorem, premium, value-added, customs, capital stock, environmental, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll, severance, stamp and franchise taxes imposed by the United States or any foreign jurisdiction or any state, local, government, or any agency thereof, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (B) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a Governmental Entity in connection with Taxes.

(n) Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, labor organization, works council, or employer organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding, or to the Knowledge of the Company, any activity or proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union, labor organization, or works council, nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since January 1, 2009, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

(ii) The Company and its Subsidiaries have materially complied with applicable Laws with respect to employment (including but not limited to applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, affirmative action, employee health and safety, and collective bargaining).

(iii) The Company and each of its Subsidiaries have materially complied with applicable Laws relating to withholding from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, materially liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(iv) Except as would not reasonably be expected to have a Company Material Adverse Effect (A) no current or former independent contractor of the Company or any of its Subsidiaries is a misclassified employee; (B) no independent contractor is eligible to participate in any Company Compensation and Benefit Plan; and (C) the Company and its Subsidiaries have complied with applicable Laws in their use of temporary or leased employees working at such Company or Subsidiary.

(o) Intellectual Property.

(i) Section 5.1(o)(i)(A) of the Company Disclosure Letter sets forth a list, which is true and complete in all material respects, of all of the registered Marks and applications therefor worldwide owned by the Company or any of its Subsidiaries. Section 5.1(o)(i)(B) of the Company Disclosure Letter sets forth a list, which is true and complete in all material respects, of all of the Patents worldwide owned by the Company or any of its Subsidiaries. Section 5.1(o)(i)(C) of the Company Disclosure Letter sets forth a list, which is true and complete in all material respects, of all of the material copyright registrations and applications to register copyrights worldwide owned by the Company or any of its Subsidiaries. For purposes of this Section 5.1(o), “owned” includes Intellectual Property which has been exclusively licensed to the Company or any of its Subsidiaries, and such Intellectual Property is clearly identified in Sections 5.1(o)(i)(A) through 5.1(o)(i)(C) of the Company Disclosure Letter as having been exclusively licensed.

(ii) Each of the Company and its Subsidiaries has sufficient access to, and rights under and to use, all Material Intellectual Property to conduct its business as presently conducted.

(iii) Each of the Company and its Subsidiaries owns, exclusively, all right, title and interest in and to all Material Intellectual Property owned by it free and clear of all Liens or payment obligations of any kind. The Material Intellectual Property owned by each of the Company and its Subsidiaries is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment or decree adversely affecting the Company’s or any of its Subsidiaries’ use thereof, rights thereto or ownership thereof. Except for non-Material Intellectual Property which neither the Company nor any of its Subsidiaries currently enforces, licenses or uses or would reasonably be expected to transfer, assign, enforce, license or use, neither the Company nor any of its Subsidiaries is restricted from transferring, assigning, enforcing, licensing or using any of the Intellectual Property it owns.

(iv) Except with respect to any Registered IP of the Company or any of its Subsidiaries which the Company or any of its Subsidiaries has reasonably determined in the ordinary course of business to abandon or not maintain, the Company or its Subsidiaries has followed and complied with all procedures and requirements associated with obtaining and maintaining the Registered IP owned by the Company or any of its Subsidiaries (including, without limitation, the filing of all necessary documents and payment of all filing, examination, issuance, post registration and maintenance fees, annuities and the like), other than those which have not resulted, or would not reasonably be expected to result, in the abandonment, cancellation, forfeiture, relinquishment, invalidation, unenforceability or devaluation of such Registered IP. Except with respect to any Material Intellectual Property of the Company or any of its Subsidiaries which the Company or any of its Subsidiaries has reasonably determined in the ordinary course of business to abandon or not to further maintain, each of the Company and its Subsidiaries has taken commercially reasonable steps to protect and maintain the Material Intellectual Property owned by the Company or any of its Subsidiaries and has not taken, or failed to take, any action that would result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, unenforceability or devaluation of any such Material Intellectual Property.

(v) No Material Intellectual Property owned by the Company or any of its Subsidiaries is the subject of any interference, reexamination, reissue or opposition proceeding. Neither the Company nor any of its Subsidiaries has received any claim or notice in writing alleging that any of the Material Intellectual Property owned by the Company or any of its Subsidiaries is not exclusively owned by the Company or any of its Subsidiaries, is invalid or unenforceable or has been misused.

(vi) None of the Company or any of its Subsidiaries is a party to any action or proceeding alleging infringement, misappropriation or any other violation of any Intellectual Property. Other than cease and desist letters issued by the Company in the ordinary course of business related to infringement on any of the Marks of the Company or any of its Subsidiaries by any third party (a sample of which has been provided to Buyer), none of the Company or any of its Subsidiaries has (A) provided any written claim, notice or follow-up related thereto alleging infringement, misappropriation or any other violation of any Intellectual Property (including, but not limited to, a claim that a license is required or that certain activity must be refrained from) nor (B) during the last three (3) years, or at any time prior thereto if the subject matter thereof could reasonably be expected to result in a claim or legal action by or against the Company or any of its Subsidiaries, received any written claim or notice alleging infringement, misappropriation or any other violation of any Intellectual Property (including, but not limited to, a claim that a license is required or that certain activity must be refrained from). To the Company’s Knowledge, none of the Company or any of its Subsidiaries is allegedly or actually infringing, misappropriating or otherwise violating any Intellectual Property of any third party, or has infringed, misappropriated, or otherwise violated any Intellectual Property of any third party. To the Knowledge of the Company, other than infringement of any of the Marks of the Company or any of its Subsidiaries by any third parties which the Company has issued cease and desist letters in the ordinary course of business, no third party is allegedly or actually infringing, misappropriating or otherwise violating any of the Intellectual Property owned by it or any of its Subsidiaries.

(vii) Neither the Company nor any of its Subsidiaries has in writing, or to the Knowledge of the Company orally, accepted or acknowledged the obligation to accept, from any third party the tender of any defense or indemnification of any claim of infringement, misappropriation or other violation of any Intellectual Property brought against such third party. No third party has requested or asserted in writing, or to the Knowledge of the Company orally, that the Company or any of its Subsidiaries accept the tender of any defense or indemnification of any claim of infringement, misappropriation or other violation of any Intellectual Property brought against such third party which could reasonably be expected to result in the Company or any of its Subsidiaries having an obligation to accept such tender. For purposes of this Section 5.1(o)(vii), a contractual obligation to tender such defense or indemnification shall not constitute a tender of such defense or indemnification unless actually triggered.

(viii) Other than Intellectual Property created solely from Open Source Software that is not Material Intellectual Property and is designed for customer distribution, Neither the Company nor any of its Subsidiaries has used, combined, incorporated or embedded any free, open source, freeware, public domain and other similar software and any derivatives thereof (collectively, “Open Source Software”) with or into any of the Company’s or any of its Subsidiaries’ Intellectual Property or any of the Company’s or any of its Subsidiaries’ products or services in a manner that would require any portion of such Intellectual Property to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributed at no charge, other than third party Open Source Software which is used as a standalone component in the form obtained from such third party without having been modified by or for Company or any of its Subsidiaries and the use of which does not cause any other portion of such Intellectual Property to be subject to the requirements set forth in clauses (A)-(C) above.

(ix) The Company and each of its Subsidiaries has taken commercially reasonable measures to protect the confidentiality and value of all source code and Trade Secrets owned by the Company or any of its Subsidiaries that constitute Material Intellectual Property. To the Company’s Knowledge, no source code or Trade Secrets owned by the Company or any of its Subsidiaries that constitute Material Intellectual Property has been used by, disclosed to or discovered by any Person, except pursuant to valid and binding confidentiality obligations requiring such Person to keep such information confidential and to use such information for permitted uses only, and to the Company’s Knowledge no such obligations have been breached.

(x) The Company has provided Buyer with a true and correct copy of all IP Agreements.

(xi) It is the policy of the Company and each of its Subsidiaries, and the Company and each of its Subsidiaries is and has been in material compliance with such policy, that (A) each current and former employee of the Company or any of its Subsidiaries, assign or otherwise transfer to the Company or its Subsidiaries all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such employee in any Intellectual Property arising from or directed to any activities in which such employee was engaged during its employment with the Company or any of its Subsidiaries, (B) each current and former consultant and independent contractor of the Company or any of its Subsidiaries assign or transfer to the Company or its Subsidiaries all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such Person in any Intellectual Property arising from or directed to any activities it performed for the Company or any of its Subsidiaries and (C) each current and former employee, consultant and independent contractor that has had access to confidential information of the Company or any of its Subsidiaries enter into a confidentiality agreement with the Company or any of its Subsidiaries which requires it to protect such confidential information, including source code and Trade Secrets. To the Knowledge of the Company, no employee, consultant or independent contractor of the Company or any of its Subsidiaries that has been engaged in the conception, creation or development of any Material Intellectual Property has failed to execute an agreement of the type described in sections (A) or (B) above.

(xii) The IT Assets operate and perform in all material respects in accordance with their respective warranty documentation and otherwise as required by the Company in connection with its business, except as has not had and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has implemented reasonable backup and disaster recover technology consistent with industry practices.

(xiii) As used in this Agreement,

“Intellectual Property” means all: (1) trademarks, service marks, brand names, certification marks, collective marks, Internet domain names, phrases, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin (collectively, “Marks”), all applications to register and registrations for the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (2) patents (including, without limitation, utility patents, design patents, and utility models), invention disclosures and applications therefor, including divisions, continuations, continuations-in-part, reexamination, reissue and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (3) community and industry designs and the like and applications to register and registrations therefor, (4) trade secrets, including ideas, discoveries, inventions, innovations, improvements, methods, processes, plans, schematics, formulae, drawings, prototypes, models, know how, technical information and other technology, customer lists, business and marketing plans, business and marking information and confidential and non-public information, in each case solely to the extent they constitute a trade secret under applicable Law (collectively, “Trade Secrets”); (5) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto and registrations and applications to register therefor, and including all renewals, extensions, restorations and reversions thereof; (6) source code or object code whether embedded in software, firmware or otherwise and any programming and user documentation related thereto (collectively, “Software”); (7) other intellectual and industrial property; and (8) rights associated with the foregoing.

“IP Agreements” means all Contracts material to the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries (i) received any ownership of, or rights under or to use, any Intellectual Property, other than off the shelf software subject to shrink-wrapped agreements, of any Person (other than the Company or any of its Subsidiaries), or (ii) provided ownership of, or rights under or to use, any Material Intellectual Property owned by the Company or any of its Subsidiaries to any Person (other than the Company or any of its Subsidiaries), other than non-exclusive Contracts between the Company or any of its Subsidiaries and their respective customers or resellers granting them the right to use technology, entered into in the ordinary course of business, and not containing non-standard terms which would materially adversely affect the Company or any of its Subsidiaries’ ownership of or right to use, license or enforce its rights with respect to such technology.

“IT Assets” means the Company’s and its Subsidiaries’ computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Material Intellectual Property” means all Intellectual Property: (1) that is necessary or material to the Company and its Subsidiaries, taken as a whole, or the conduct of the business of the Company and its Subsidiaries, taken as a whole; (2) that could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or the conduct of the business of the Company and its Subsidiaries, taken as a whole; (3) that is material to, or could be reasonably expected to be material to, any business, product line, product, service or process of the Company or any of its Subsidiaries that is material to, or could reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (4) whose protection, enforcement or use of is, or could reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole; or (5) whose ownership of is, or associated rights are, or could reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole; (6) consisting of issued or pending Patents owned by the Company or any of its Subsidiaries and (7) the Marks listed in Section 5.1(o)(i)(A) of the Disclosure Letter.

“Registered IP” means issued or pending Patents, registered Material Intellectual Property (such as, registered copyrights, trademarks, service marks and trade names) and Material Intellectual Property for which registration is being sought (such as, applications to register copyrights, trademarks, service marks and trade names).

(p) Material Contracts. (i) For purposes of this Agreement, “Material Contract” shall mean any of the following agreements, leases, licenses granted by a Person other than a Governmental Entity, contracts, notes, mortgages, indentures, arrangements or other obligations to which the Company or one of its Subsidiaries is a party and has future obligations thereunder (each, a “Contract”):

(A) any Contract (1) limiting in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Buyer or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business or (2) containing exclusivity obligations or restrictions or otherwise prohibiting or limiting the freedom or right of the Company or its Subsidiaries (or, after the Effective Time, Buyer or its Subsidiaries) to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Software, components, parts or subassemblies, or to exploit any material tangible or intangible property or assets, in any such case, in a manner that would be material to the Company and its Subsidiaries, taken as a whole; and

(B) any Contract that has been or would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(C) any Contract (1) relating to the disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of a material amount of assets other than in the ordinary course of business consistent with past practice, (2) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise other than the Company’s Subsidiaries, or (3) for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out” arrangements, indemnification obligations or other contingent payment obligations;

(D) any IP Agreement;

(E) any Contract that relates to the formation, creation, operation, management or control of any (1) joint venture or (2) partnership, collaboration, limited liability company, joint marketing, distribution or similar arrangement that is material to the Company and its Subsidiaries, taken as a whole, or pursuant to which the Company or any of its Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(F) any agreement (including any “take-or-pay” or keepwell agreement) under which (1) any Person (other than the Company or any of the Company’s Subsidiaries) has directly or indirectly guaranteed any material liabilities or obligations of the Company or any of its Subsidiaries or (2) the Company or any of the Company’s Subsidiaries has directly or indirectly guaranteed any material liabilities or obligations of any other Person (other than the Company or any of the Company’s Subsidiaries), in each case of clauses (1) and (2), other than endorsements for the purpose of collection in the ordinary course of business;

(G) any Contract that involves or relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000 outside the ordinary course of business; and

(H) any Contract with the top twenty customers of the Company and its Subsidiaries (determined by 2010 payments to the Company) and each Contract with the top ten suppliers or subcontractors of the Company and its Subsidiaries (determined by 2010 payments by the Company);

(I) each lease or sublease of real property under which the Company or one of its Subsidiaries is a landlord, sublessor, tenant which is material to the Company and its Subsidiaries, taken as a whole;

(J) any other Contract which would prohibit or materially delay the consummation of the Offer or the Merger or any other transaction contemplated by this Agreement; and

(K) any settlement or compromise agreement in excess of $500,000 that remains wholly or partly unperformed or unsatisfied, and/or the terms of which obligate Company or another party to take or refrain from any acts, which terms remain in effect and enforceable against or by Company.

Section 5.1(p)(i) of the Company Disclosure Letter sets forth a list of the Material Contracts.

(ii) A true and correct copy of each Material Contract has previously been made available to Buyer and each such Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, except such failures to be valid and binding or in full force and effect which have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default under or has breached the terms of (and no event has occurred that with notice or lapse of time or both would constitute a default or breach under) any such Material Contract, other than any such breaches, violations or defaults which, individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(q) Licenses. Each of the Company and its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct its business as presently conducted, except for those the absence of which or failure to be in compliance with, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No License will be violated, revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement, except, in all cases, for any violation, revocation, termination or renewal that would not reasonably be expected to have a Company Material Adverse Effect.

(r) Title to Properties. Each of the Company and its Subsidiaries has good and valid title to or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as presently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(s) Insurance. All material insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid. As of the date of this Agreement, there is no material claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

(t) Brokers and Finders. Neither the Company nor any of the Company’s officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Offer, the Merger or the other transactions contemplated in this Agreement except that the Company has employed Jefferies & Company, Inc. and SunTrust Robinson Humphrey, Inc. as the Company’s financial advisors.

(u) Opinions of Financial Advisors.

(i) The Board of Directors of the Company has received the opinion of Jefferies & Company, Inc., financial advisor to the Company, dated as of July 11, 2011, to the effect that, as of the date of such opinion, and subject to and based upon the various assumptions, qualifications and limitations set forth therein, the Offer Price to be received by the holders of the Company Shares (other than Buyer, any affiliate of Buyer or any affiliates of the Company that have executed a Tender Agreement) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion shall be delivered to Buyer as promptly as practicable following the execution of this Agreement. Such opinion has not been withdrawn or revoked or otherwise modified in any material respect on or prior to the date hereof.

(ii) The Company has been authorized by the Company’s financial advisor listed above to permit the inclusion of such opinion in its entirety and a summary of the Company’s financial advisor’s analyses in preparing such opinion in the Schedule 14D-9 and the Proxy Statement.

(v) Anti-Bribery Laws.

(i) The Company and its Subsidiaries are, and at all times during the past five years have been, in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Anti-Kickback Act of 1986, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws (including any applicable written statements, requirements, directives or policies of any Governmental Entity) in any jurisdiction in which the Company or any of its Subsidiaries has conducted its business (collectively,

“Anti-Bribery Laws”). Neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Entity that alleges that, or requests information with respect to whether, the Company or any of its Subsidiaries, or any current or former employee, agent, representative, sales person or consultant thereof, is or may be, in material violation of, or has, or may have, any material liability under, Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of the Company at any time during the past five years. The Company has no pending or anticipated public or confidential disclosures to any Governmental Entity for potential violations of Anti-Bribery Laws.

(ii) The Company and its Subsidiaries are, at all times during the past five years have been, in material compliance with all applicable export control Laws, including, but not limited to, all trade regulations administered and enforced by the U.S. Government Department of Treasury Office of Foreign Assets Control, the Export Administration Regulations and the International Traffic in Arms Regulations (collectively, “Export Control Laws”). At all times during the past five years, the Company and its Subsidiaries have not made any voluntary or other disclosures to the U.S. Government or any other Governmental Entity with respect to any alleged material irregularity, material misstatement or material omission or other potential material violation arising under or relating to the requirements of Export Controls Laws.

(w) No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Agreement, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations and warranties on behalf of the Company. Any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Buyer, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in this Section 5.1.

5.2.   Representations and Warranties of Buyer and Merger Sub. Buyer and Merger Sub each hereby represent and warrant to the Company as follows:

(a) Organization, Good Standing and Qualification. Each of Buyer and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Buyer and Merger Sub to consummate the Offer, the Merger and the transactions contemplated by this Agreement. Buyer has made available to the Company complete and correct copies of the certificate of incorporation and by-laws of Buyer and Merger Sub, each as amended to the date hereof, and each as so delivered is in full force and effect.

(b) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Buyer, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement.

(c) Corporate Authority. Buyer and Merger Sub each have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Offer and the Merger. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming the due execution and delivery by the Company, is a valid and binding agreement of Buyer and Merger Sub, enforceable against each of Buyer and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Board of Directors of Buyer has unanimously approved this Agreement and the other transactions contemplated hereby and declared this Agreement to be advisable. The execution and delivery of this Agreement by Buyer and the consummation by Buyer and Merger Sub of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated thereby (other than, with respect to the Merger, the filing of a certificate of merger required by the GBCC).

(d) Governmental Filings; No Violations; Certain Contracts, Etc. (i) Other than the necessary notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.6, (B) required under the HSR Act, the Exchange Act and the Securities Act, (C) to comply with state securities or “blue-sky” laws, (D) the filing with the SEC of the Offer Documents, (E) to be made with the applicable securities exchanges and (F) other filings and recordations as required by Governmental Entities other than those in the United States, no material filings, notices and/or reports are required to be are required to be made by Buyer or Merger Sub with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by Buyer or Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Buyer and Merger Sub and the consummation of the Offer, the Merger and the other transactions contemplated hereby or in connection with the continuing operation of the business of Buyer and its Subsidiaries following the Effective Time, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Buyer and Merger Sub do not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Buyer and Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations pursuant to, any material Contract binding upon Buyer or any of its Subsidiaries, assuming (solely with respect to performance of this Agreement and consummation of the Offer, the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.2(e)(i), or any Laws to which Buyer or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any material Contract binding on Buyer or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for breach, violation, termination, default, acceleration or change that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement.

(e) Information Supplied. None of the information included or incorporated by reference in the Offer Documents (and none of the information supplied by Buyer or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement) will, (A) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company’s shareholders or (B) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by Buyer or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company specifically for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

(f) Brokers and Finders. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Offer, the Merger or the other transactions contemplated by this Agreement, except that Buyer has employed Atlas Strategic Advisors, LLC and J.P. Morgan Securities LLC as its financial advisors.

(g) Available Funds. Buyer will have available to it at the Offer Closing and the Effective Time all funds necessary for the acquisition of all Company Shares pursuant to the Offer and payment to the Exchange Agent of the aggregate Merger Consideration and to satisfy all of its other obligations under this Agreement.

(h) Ownership of Company Common Stock. Neither Buyer nor Merger Sub beneficially owns any shares of Company Common Stock. Neither Buyer, Merger Sub, nor any of their “affiliates” or “associates” is or has been an “interested shareholder,” as such terms are used in 14-2-1131 of the GBCC, at any time within five years prior to the date of this Agreement.

(i) Funds. The debt financing proposed to be obtained by Buyer relating to the financing of (i) the transactions contemplated by this Agreement, (ii) the payment of any indebtedness required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the transactions contemplated hereby, and (iii) all fees and expenses reasonably expected to be incurred in connection therewith and all other amounts necessary to consummate the transactions contemplated hereunder, will consist of debt financing provided to Buyer (such financing, together with any Alternative Financing, the “Debt Financing”). Buyer has delivered to the Company true and complete copies of a fully executed commitment letter and the related fee letter (with the numerical amounts and other economic terms, including market

“flex” provisions, redacted therefrom) pursuant to which and subject to the terms and conditions thereof the parties thereto (other than any of the Buyer or Merger Sub or their Affiliates) have committed to provide the Debt Financing (collectively, as modified pursuant to Section 6.15, the “Financing Commitment”). As of the date of this Agreement, the Financing Commitment is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the financing commitments thereunder have not been withdrawn or terminated. The Financing Commitment has not been amended, waived, rescinded, withdrawn, supplemented or otherwise modified in any respect, except, in each case, as permitted by Section 6.15 (a). Buyer has fully paid any and all commitment fees or other fees required by the Financing Commitment to be paid by it on or prior to the date of this Agreement. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Financing Commitment, and Buyer has no reason to believe that it will be unable to satisfy on a timely basis, any term or condition of closing to be satisfied by it, contained in the Financing Commitment. Assuming the satisfaction of the Offer Conditions and the conditions set forth in Section 7.1, the Debt Financing, when funded in accordance with the Financing Commitment, will provide Buyer and Merger Sub and the Surviving Corporation with funds sufficient to satisfy all of their obligations under this Agreement, including the payment of the Offer Price in respect of each share of Company Shares validly tendered and accepted for payment in the Offer, the aggregate Merger Consideration, the payment of any indebtedness required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the transactions contemplated hereby and all associated costs and expenses (together, the “Required Amount”). The obligations of the Financing Sources to fund the full amount of the Debt Financing to Buyer, Merger Sub or the Surviving Corporation pursuant to the terms of the Financing Commitment are not subject to any conditions other than the conditions set forth in the Financing Commitment, and there are no other agreements, side letters, or arrangements relating to the Financing Commitment that could affect the availability of the Debt Financing. As of the Offer Closing and the Closing, Buyer and Merger Sub will have readily available funds that are sufficient to effect the Offer Closing and the Closing, as applicable, on the terms contemplated hereby.

(j) No Other Representations and Warranties. Except for the representations and warranties of Buyer and Merger Sub contained in this Section 5.2, Buyer and Merger Sub are not making and have not made, and no other Person is making or has made on behalf of Buyer or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representation or warranty on behalf of Buyer or Merger Sub.

ARTICLE VI

COVENANTS

6.1.  Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (unless Buyer shall otherwise approve, such approval not to be unreasonably withheld if the request relates to any matters other than those described in clauses (i), (iii), (iv), (x), (xi), or (xv) below), except as otherwise expressly contemplated by this Agreement and except as required by applicable Laws, the business of the Company and its Subsidiaries shall be conducted in the ordinary course consistent with past practices and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, material customers, suppliers, distributors, key employees and business associates and keep available the services of its and its Subsidiaries’ present key employees, to maintain all of its material operating assets in their current condition (normal wear and tear excepted) and to maintain and preserve its business organization and its material rights and franchises. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (1) as otherwise expressly required by this Agreement, (2) upon at least twenty-four hours prior written notice delivered to Buyer (if feasible), as may be required by applicable Laws (including the rules of NASDAQ), (3) as Buyer may approve, such approval not to be unreasonably withheld if the request relates to any matters other than those matters described in clauses (i), (iii), (iv), (x), (xi), or (xv) below, or (4) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(ii) enter into any new line of business outside its existing business segments (other than as permitted by clause (vi));

(iii)(A) amend its articles of incorporation, by-laws or other applicable governing instruments; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock; (D) enter into, amend or modify any shareholder rights agreement, rights plan, “poison pill” or other similar agreement or instrument; or (E) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (except pursuant to the forfeiture of Company Options, Company Restricted Shares or Common Stock Units or the acquisition by the Company of Company Shares in settlement of the exercise price of a Company Option or Tax withholding obligations of holders of Company Options, Company Restricted Shares or Common Stock Units);

(iv) merge or consolidate itself or any of its Subsidiaries with, acquire all or substantially all of the assets of, or acquire all or a substantial portion of any equity or voting interests of any other Person, except for any such transactions among its wholly-owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses (other than as permitted by clause (vi));

(v) form any Subsidiary of the Company or any of its Subsidiaries;

(vi) acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither the Company nor any of its Subsidiaries shall make any acquisition that would, or would reasonably be expected to prevent, delay or impair the Company’s ability to consummate the transactions contemplated by this Agreement;

(vii) incur, prepay, repurchase, assume or materially modify any indebtedness for borrowed money or guarantee any indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries, except for (A) indebtedness for borrowed money (x) interest rate swaps on customary commercial terms consistent with past practice and in compliance with its risk management policies in effect on the date of this Agreement or relating to acquisitions by the Company, collectively in an amount not to exceed $10,000,000 in the aggregate, or (y) in replacement of existing indebtedness for borrowed money, or (B) guarantees incurred in compliance with this Section 6.1 by it of indebtedness of its wholly-owned Subsidiaries;

(viii) make or commit to any capital expenditures materially in excess of the aggregate amount reflected in the Company’s capital expenditure budget for the period in which such capital expenditures are made;

(ix) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, Intellectual Property, product lines or businesses or of its Subsidiaries, including capital stock of any of its Subsidiaries, other than pursuant to Contracts in effect as of the date of this Agreement or sales or licenses in the ordinary course of business;

(x) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize or agree to the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock, or any other equity or voting interest of the Company or of any its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary to it or another of its wholly-owned Subsidiaries), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or such convertible or exchangeable securities, other than in connection with the exercise of the Top-Up Option or any Company Options issued as of the date hereof;

(xi) make any change with respect to accounting policies or procedures, except as required by changes in GAAP or by Law;

(xii) except as required by Law, (A) make, revoke or change any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or (B) settle or resolve any material Tax controversy;

(xiii) make any material loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(xiv) enter into any non-competition Contract or other Contract that limits in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Buyer or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business;

(xv) except as required pursuant to Contracts in effect as of the date of this Agreement, or as otherwise required by this Agreement or applicable Law: (A) grant or provide any severance or termination payments or benefits to any of its directors, officers or employees; (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards, except as provided in Section 6.1(a)(x) above, to any of its directors, officers or employees (other than increases in compensation in connections with new-hires and promotions, compensation adjustments in the ordinary course of business consistent with the normal annual review cycle of the Company and payment of bonuses in the ordinary course of business and consistent with past practices); provided however, the Company may establish a cash retention program comprised of up to $375,000 in aggregate payments to employees of the Company who remain employed by the Company for at least 12 months following the Closing Date, provided that such amount will increase by $250,000 to a total of $625,000 in aggregate payments if the Offer Closing has not occurred within 90 days from the date hereof, and thereafter Buyer will reasonably consider an additional increase to such amount as reasonably requested by the Company; (C) establish, adopt, amend or terminate any Company Compensation and Benefit Plan or amend the terms of any outstanding equity-based awards; (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Compensation and Benefit Plans, to the extent not already provided in any such Company Compensation and Benefit Plan; (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Compensation and Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (F) forgive any loans to any of its or of any of its Subsidiaries’ directors, officers or employees;

(xvi) adopt or enter into any collective bargaining agreement, works council agreement, or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(xvii) take any action or omit to take any action that would reasonably be expected to result in any of the conditions of the Offer set forth on Exhibit A or to the Merger set forth in Article VII not being satisfied or intended to prevent, delay or materially impair the ability of the Company to consummate or otherwise impede, interfere or be inconsistent with the Offer, the Merger or any transactions contemplated thereby;

(xviii) settle any litigation in any forum or any dispute, or any administrative or other proceedings before or threatened to be brought before a Governmental Entity, including but not limited to any claims of shareholders and any shareholder litigation relating to this Agreement or any transaction contemplated by this Agreement or otherwise, other than settlements solely for monetary compensation and/or the provision of services and/or products by the Company with an aggregate value of less than $500,000;

(xix) disclose any confidential or proprietary information of the Company or any of its Subsidiaries other than pursuant to a confidentiality agreement restricting the right of the recipient thereof to use and disclose such confidential or proprietary information;

(xx) fail to keep in force any material insurance policy or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect;

(xxi) except in the ordinary course of business consistent with past practice, (A) enter into any Contract that would constitute a Material Contract, or modify, amend (in the case of modifications or amendments, in a manner that is, taken as a whole, adverse in to the Company and its Subsidiaries) or terminate any Material Contract, or (B) waive, release or assign any material rights or claims under any Material Contract;

(xxii) convene any annual or special meeting (or any adjournment thereof) of the shareholders of the Company other than the Shareholders Meeting (if such a meeting is required by this Agreement and applicable Law); or

(xxiii) agree, authorize or commit to do any of the foregoing.

(b) Within ten days of the end of each month after the date of this Agreement, the Company covenants and agrees to provide Buyer with written notice of (i) any indebtedness for borrowed money incurred, prepaid, repurchased, assumed, materially modified or guaranteed in compliance with Section 6.1(a)(vii) during the prior month, (ii) any action taken under Section 6.1(a)(xii) during the prior month because required by Law, (iii) any material loans, advances or capital contributions to or investments in the Company or any Subsidiary permitted by Section 6.1(a)(xiii) during the prior month, (iv) any action taken during the prior month permitted under Section 6.1(a)(xv) because it was required by Contracts in effect as of the date of the Agreement or Law, (v) any increases in compensation during the prior month permitted under Section 6.1(a)(xv)(B), (vi) the name and title of any employee receiving a retention payment during the prior month permitted under Section 6.1(a)(xv)(B) and the amount of such payment, (vii) any settlement of litigation during the prior month permitted under Section 6.1(a)(xviii), (viii) any action taken during the prior month which is permitted under Section 6.1(a)(xxi) because it was in the ordinary course of business and (ix) all new employees hired and promotions during the prior month.

(c) Buyer covenants and agrees as to itself and its Subsidiaries that, after the date hereof and until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (i) as otherwise expressly required by this Agreement, (ii) as the Company may approve, such approval not to be unreasonably withheld, conditioned or delayed, or (iii) pursuant to its obligations under a Contract in effect as of the date of this Agreement, Buyer will not and will not permit Merger Sub or any of Buyer’s or Merger Sub’s Subsidiaries to take any action or omit to take any action that would reasonably be expected to result in any of the conditions to the Offer set forth on Exhibit A or to the Merger set forth in Article VII not being satisfied or otherwise would reasonably be expected to prevent, delay or impair Buyer’s or Merger Sub’s ability to consummate the Offer, the Merger or the other transactions contemplated by this Agreement.

6.2.  No Solicitation.

(a) The Company shall not, nor shall it permit any of its controlled Affiliates to, nor shall it authorize or permit any of its or its controlled Affiliates’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to knowingly facilitate, any Acquisition Proposal or any inquiries or the making, submission or announcement of any proposal that is reasonably likely to lead to an Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or otherwise knowingly cooperate in any way with any Person with respect to, any Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal, or (iii) furnish to any Person any information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other information, or to any personnel, of the Company or any of its Subsidiaries, in any such case that would reasonably be expected to induce the making, submission or announcement of, or encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, or (iv) grant (other than to Buyer or any of its Affiliates or Representatives) any waiver or release under any standstill or similar agreement, or (v) enter into any merger agreement, letter of intent, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement contemplating or otherwise relating to, or that is intended to, or would reasonably be expected to, lead to any Acquisition Proposal.

The Company shall, and shall cause its Subsidiaries and direct their Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding anything in this Agreement to the contrary, at any time prior to the Offer Closing, the Company, in response to an unsolicited written Acquisition Proposal that the Board of Directors of the Company determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes or could reasonably be expected to lead to a Superior Proposal, may, and may permit and authorize its Affiliates and its and its Affiliates’ Representatives to, in each case subject to compliance with Section 6.2(b) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement which contains terms that in all material respects are no less favorable to the Company than those contained in the Confidentiality Agreement and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal provided, however, that in the case of any action taken pursuant to the preceding clauses (A) or (B), (i) the Company Board of Directors has determined in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the shareholders of the Company under Georgia Law, (ii) the Company gives Buyer not less than two Business Days written notice of the identity of such Person and the material terms of such Acquisition Proposal and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish information to, such Person, (iii) contemporaneously with furnishing any information to such Person, the Company furnishes such information to Buyer to the extent such information has not been previously furnished by the Company to Buyer and (iv) there has not been any material breach of this Section 6.2 by the Company. The Company shall not terminate, waive, amend, release or modify any material provision of any confidentiality agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.2(a) by any controlled Affiliate of the Company or any of the Company’s or its controlled Affiliates’ Representatives shall be deemed to be a breach by the Company of this Section 6.2(a).

For purposes of this Agreement, the term “Acquisition Proposal” means any bona fide proposal or offer (whether or not in writing) from any Person or “group” as defined in or under Section 13(d) of the Exchange Act (other than Buyer or Merger Sub or any of their Affiliates) with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise), of any business or asset or assets of the Company or any of its Subsidiaries representing 15% or more of the consolidated revenues or assets (determined by reference to book value or fair market value) of the Company and its Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the outstanding Company Shares or of the voting power of the Company’s capital stock, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding Company Shares or of the voting power of the Company’s capital stock, (v) combination of the foregoing, or (vi) resolving or publicly proposing to do any of the foregoing.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide written offer, which was not solicited after the date hereof and did not result from a breach of Section 6.2(a), made by any Person (other than Buyer or Merger Sub or any of their Affiliates) that, if consummated, would result in such Person (or in the case of a direct merger between such Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, all or substantially all of the outstanding Company Shares or of the voting power of the Company’s capital stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer the Board of Directors of the Company determines in good faith after consultation with its financial advisors and outside legal counsel (i) provides a higher value from a financial point of view to the shareholders of the Company than the Offer Price and the Merger Consideration (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of the Offer and this Agreement proposed by Buyer in response to such Superior Proposal or otherwise)) and (ii) is reasonably likely to be completed in a timely fashion, taking into account all financial, legal, regulatory and other aspects of such proposal, and (iii) if a cash transaction (whether in whole or in part), is not conditioned upon the buyer obtaining financing and the proposed buyer has reasonably demonstrated its ability to pay for or finance the transaction.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withhold, withdraw or modify in a manner adverse to Buyer or Merger Sub, or propose publicly to withhold, withdraw or modify in a manner adverse to Buyer or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement, regarding the Offer and the Merger, fail to include the Company Recommendation in the Offer Documents, or adopt, approve, endorse, declare advisable or recommend, or propose publicly to adopt, approve, endorse, declare advisable or recommend any Acquisition Proposal, or resolve or agree to take any such action, (it being understood that, only with respect to a tender offer or exchange offer, taking a neutral position or no position (other than in a communication made in compliance with Rule 14d-9(f) promulgated under the Exchange Act) with respect to any Acquisition Proposal shall be considered a breach of this clause (i)), or (ii) fail to reaffirm the Company Recommendation within five Business Days of a written request to do so by Buyer, or

(iii) in the case of an Acquisition Proposal that is a tender or exchange offer, fail to have filed within ten Business Days after the public announcement of the commencement of such Acquisition Proposal a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company shareholders reject such Acquisition Proposal and not tender any Company Shares into such tender or exchange offer, or (iv) adopt, approve, endorse, declare advisable or recommend, or propose publicly to adopt, approve, endorse, declare advisable, recommend or permit the Company or any of its Affiliates to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(a)), (any such action, resolution or agreement to take any of the actions described in clauses (i) through (iv) being referred to herein as an “Adverse Recommendation Change”). Notwithstanding the foregoing and anything in this Agreement to the contrary, at any time prior to the Offer Closing, the Board of Directors of the Company may (x) effect an Adverse Recommendation Change if an Intervening Event has occurred, provided that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law and (y) in response to a Superior Proposal which the Company’s Board of Directors has approved and recommends, cause the Company to terminate this Agreement, provided, concurrently with such termination, the Company pays the fee required by Section 8.5; provided, however, that (1) the Board of Directors of the Company may not effect such an Adverse Recommendation Change and (2) no termination of this Agreement pursuant to this Section 6.2(b) may be made, in each case unless the Company has complied with all its obligations pursuant to this Section 6.2. For purposes hereof, an “Intervening Event” shall mean a material event, fact, circumstance or development relating to the Company or its Subsidiaries, unknown as of the date hereof, which becomes known prior to the Offer Closing; provided however that in no event shall the receipt of an Acquisition Proposal or any event in connection therewith constitute an Intervening Event. No Adverse Recommendation Change or termination of this Agreement pursuant to this Section 6.2(b) may be made unless (A) the Board of Directors shall have first provided prior written notice to Buyer that it intends to (I) effect an Adverse Recommendation Change (an “Adverse Recommendation Change Notice”) or (II) terminate this Agreement pursuant to this Section 6.2(b) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall, if the basis for the proposed action by the Board of Directors of the Company is not related to a Superior Proposal, contain a description in reasonable detail of the Intervening Event giving rise to such proposed action or, if the basis for the proposed action by the Board of Directors of the Company is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal and a copy of the final form of any related agreements, and (B) Buyer does not make, within three Business Days beginning at 5:00 p.m. New York Time on the date of Buyer’s receipt of the Adverse Recommendation Change Notice or Superior Proposal Notice, as applicable, (or beginning on the next day if actually received by Buyer after 5:00 p.m.) and ending at 5:00 p.m. New York Time three Business Days later (the “Notice Period”), a proposal that, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with its outside legal counsel and financial advisor), causes such Intervening Event to no longer form the basis for the Board of Directors of the Company to effect an Adverse Recommendation Change or causes the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be, and (C) the Board of Directors of the Company determines (after consultation with its outside legal counsel and financial advisor) that the failure to effect an Adverse Recommendation Change would still reasonably be expected to be a breach of its fiduciary duties to the Company shareholders under Georgia Law; provided further that the Company shall have made itself and its Representatives available to discuss and negotiate in good faith with Buyer and its Representatives any proposed modifications to the terms and conditions of this Agreement during the Notice Period. Any material amendment or modification to any Superior Proposal or any material change to an Intervening Event will be deemed to be a new Superior Proposal or Intervening Event for purposes of this Section and require a new Notice Period. The Company shall keep confidential any proposals made by Buyer to revise the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required to be disclosed in any Company Reports.

(c) In addition to the other obligations of the Company set forth in this Section 6.2, the Company shall, as promptly as possible (and in any event within twenty-four hours following receipt), advise Buyer orally and in writing of (i) any Acquisition Proposal or any request for information or inquiry that expressly contemplates or could reasonably be expected to lead to an Acquisition Proposal and (ii) the material terms and conditions of such Acquisition Proposal, request or inquiry (including any material change to the financial terms, conditions or other material terms thereof); and (iii) the identity of the Person or group making such Acquisition Proposal, request or inquiry. The Company shall (A) keep Buyer reasonably informed of the status (including any change to the financial terms, conditions, or other terms) of any such Acquisition Proposal, request or inquiry and (B) provide to Buyer, as soon as practicable (and in any event within 24 hours following receipt), copies of all draft agreements (and any other written material to the extent such material contains any material financial terms, conditions or other terms relating to any Acquisition Proposal) sent by or provided to the Company (or its Representatives) in connection with any such Acquisition Proposal.

(d) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any disclosure to its shareholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel), failure so to disclose is reasonably likely to result in a breach of applicable Law; provided, however, that the taking of any such position or making of any such disclosure contemplated by clauses (i) or (ii) above shall be subject to and only taken in compliance with Section 6.2(b) and provided further that any such disclosure will be deemed to be an Adverse Recommendation Change unless the Board of Directors publicly reaffirms the Company Recommendation within five Business Days of such disclosure.

6.3.  Proxy Statement; Information Supplied. (a) If the approval of this Agreement by the Company’s shareholders is required by applicable Law, the Company, Buyer and Merger Sub shall, as promptly as practicable following the Offer Closing, jointly prepare and file with the SEC a preliminary Proxy Statement. The Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after such filing. Each of the Company, Buyer and Merger Sub shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Buyer upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Buyer with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Each of the Company and Buyer shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Buyer a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response or any amendment to such document), (ii) shall provide Buyer with the opportunity to participate in any discussions with the SEC or its staff regarding any such comments, and (iii) shall include in such document or response all comments reasonably proposed by Buyer. If, at any time prior to the Company Shareholders Meeting, any information relating to the Company, Buyer or any of their respective Affiliates, officers or directors should be discovered by the Company or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

(b) If the approval of this Agreement by the Company’s shareholders is required by applicable Law, the Company shall, as promptly as reasonably practicable following the Offer Closing (or, with respect to calling, giving notice of, convening and holding a meeting of its shareholders, as soon as reasonably practicable following the expiration of the time period contemplated by Rule 14a-6(a) under the Exchange Act or the resolution of any comments from the SEC), establish a record date (which will be as promptly as reasonably practicable following the Offer Closing) for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”), for the purpose of obtaining the Company Shareholder Approval. The notice of such Company Shareholders Meeting shall state that a resolution to approve this Agreement will be considered at the Company Shareholders Meeting, together with any other matter requiring a vote of the Company’s shareholders under applicable Law. The Board of Directors of the Company shall recommend to shareholders of the Company that they approve this Agreement, and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing, if, following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, Buyer and its Subsidiaries shall own at least 90% of the outstanding shares of Company Shares, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any Company Shares held by Buyer or any Subsidiary of Buyer, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Company Shareholders Meeting in accordance with the GBCC.

(c) At the Company Shareholders Meeting, if any, Buyer agrees to cause all Company Shares acquired pursuant to the Offer and all other Company Shares owned by Buyer or any Subsidiary of Buyer to be voted in favor of the Merger.

6.4.  Filings; Other Actions; Notification.

(a) Subject to the terms and conditions set forth in this Agreement, the Company and Buyer shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits, actions, non-actions, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity, in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement. Each party from whom a filing under the HSR Act would be required in order for the transactions contemplated hereby to be consummated lawfully shall, as promptly as practicable (but in no event later than five Business Days) following the date hereof, file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) all materials initially required to be filed under the HSR Act in connection with this transaction. As promptly as practicable following the date hereof, each party shall make all other filings necessary or appropriate under any applicable foreign antitrust or competition Law in connection with the transactions contemplated hereby. To the extent permitted by applicable Law, the parties hereto shall request expedited treatment of any such filings and shall work together and shall furnish to one another such necessary information and reasonable assistance as the other may require in connection with its preparation of any filing or submission under the HSR Act or other antitrust or competition Law. To the extent permitted by applicable Law, the parties hereto shall keep one another promptly apprised of the status of all proceedings before any Governmental Entity relating to this Agreement and the transactions contemplated hereby under any antitrust or competition law, and shall give each other advance notice of, and a meaningful opportunity to review, all communications with, and all inquiries or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Entity relating to such a proceeding, and shall comply promptly with any such reasonable inquiry or request from a Governmental Entity. To the extent permitted by the relevant Governmental Entity, the parties hereto shall permit one another to attend all meetings or conferences between one or more of the parties hereto and one or more Governmental Entity under the HSR Act or other antitrust or competition Law. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information or any privilege.

Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Buyer or the Company to consummate the Offer and the Merger, in no event shall Buyer or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action, in each of the foregoing cases, (i) the effectiveness or consummation of which is not conditional on the consummation of the Offer and the Merger or (ii) that would be reasonably likely to (A) materially adversely impact the benefits expected to be derived by Buyer as a result of the transactions contemplated by this Agreement, or (B) impose material limitations on Buyer’s ownership or operation (or that of any of Buyer’s Subsidiaries or Affiliates), including Buyer’s exercise of rights of full ownership of the Company shares purchased by Merger Sub in the Offer on all shareholder matters.

(b) The Company and Buyer each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Offer, the Merger and the transactions contemplated by this Agreement.

(c) Subject to applicable Law and the instructions of any Governmental Entity, the Company and Buyer each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Buyer or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. Buyer and the Company each shall give prompt notice to the other of any change that is reasonably likely to result in the Company Material Adverse Effect or prevent or materially delay the consummation by Buyer or Merger Sub of the transactions contemplated hereby, respectively or of any failure to the other party’s conditions to effect the Offer Closing or the Merger. Neither Buyer nor the Company shall permit any of its officers or any other representatives or agents to participate in any meeting, conference, or other communication with any Governmental Entity in respect of any filings, investigation or other inquiry under any antitrust or competition law relating to the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

6.5.  Access; Consultation. The Company shall, and shall cause each of its Subsidiaries to, afford to Buyer and to Buyer’s Representatives access upon reasonable advance notice and during normal business hours to all their respective properties, assets, books, records, Contracts, Permits, documents, information, executive officers and senior employees (subject to the limitations below with respect to executive officers and senior employees), but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries, and the Company shall, and shall cause each of its Subsidiaries to, furnish to Buyer any information concerning its business as Buyer may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that doing so is restricted under applicable Law or otherwise would result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). Following the date of this Agreement and prior to the Effective Time, Buyer may (but shall not be required to), following reasonable notice to the Company, contact and interview any executive officer or senior employee of the Company (provided that any such request to interview any executive officer or senior employee shall be provided in advance to a designated executive officer of the Company and such executive officer shall be entitled to reasonably restrict such access) and review the personnel records and such other information concerning any executive officer or senior employee of the Company as Buyer may reasonably request, provided such review is permitted by applicable Law. Except as required by any applicable Law, judgment, order, writ or decree, Buyer will hold, and will direct its Representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement. No investigation by Buyer, Merger Sub or any of their respective Representatives and no other receipt of information by Buyer, Merger Sub or any of their respective Representatives, whether before or after the date of this Agreement, shall operate as a waiver or otherwise affect the representations, warranties, obligations, covenants and agreements of the Company (or remedies with respect thereto) or the conditions to the obligations of Buyer and Merger Sub under this Agreement.

6.6.  Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Buyer and Merger Sub and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of NASDAQ to cause the delisting of the Company Shares from NASDAQ to occur as promptly as practicable after the Effective Time and deregistration of such shares under the Exchange Act as promptly as practicable after such delisting.

6.7.  Publicity. The initial press release with respect to the transactions contemplated hereby shall be a joint press release and thereafter the Company and Buyer shall consult with each other and give each other a reasonable opportunity to review and comment upon, prior to issuing any press releases or otherwise making public announcements with respect to the Offer, Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, and except any consultation that would not be reasonably practicable as a result of requirements of Law.

6.8.  Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.9.  Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Offer Closing, Buyer shall, and shall cause the Surviving Corporation to (including by providing adequate funding therefor), indemnify and hold harmless each person who at the Effective Time is, or at any time prior to the Offer Closing was, a director or officer of the Company or a Company Subsidiary, in each case when acting in such capacity (the “Indemnified Parties”), against any reasonable costs or expenses (including reasonable attorneys’ fees), judgments, fines, penalties, losses, claims, damages or liabilities, including amounts paid in settlement or compromise (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Offer Closing, whether asserted or claimed prior to, at or after the Offer Closing, to the fullest extent permitted under applicable Law (and Buyer or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

(b) Any Indemnified Party wishing to claim indemnification under Section 6.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Buyer and the Surviving Corporation thereof, but the failure to so notify shall not relieve Buyer and the Surviving Corporation of any liability they may have to such Indemnified Party except to the extent such failure materially prejudices Buyer or the Surviving Corporation, as the case may be. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Offer Closing), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 6.9(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (unless there is a conflict of interest as provided above), (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent.

(c) Prior to the Offer Closing the Company shall, and if the Company is unable to, Buyer shall cause the Surviving Corporation to, and the Surviving Corporation shall, obtain and fully pay for a “tail” officers’ and directors’ liability insurance policy or policies with a claims period or at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier for acts and omissions occurring prior to the Offer Closing (including in connection with this Agreement, the Offer, the Merger or the transactions contemplated thereby) (“D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing directors’ and officers’ liability insurance coverage, provided that the aggregate annual premium for such “tail policy” shall not exceed 250% of the amount paid by the Company for coverage for its last full fiscal year (such 250% amount, the “Maximum Annual Premium”); further provided, that if such aggregate annual premium exceeds the Maximum Annual Premium, Buyer shall be required to buy at least that level of coverage which can be purchased for the Maximum Annual Premium. If the Company or the Surviving Corporation for any reason shall not obtain such “tail” insurance policies for such six year period as of the Effective Time, the Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to, continue and maintain in effect for such a period of at least six years following the Effective Time the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to those Persons who are currently (and any additional Persons who at or prior to the Effective Time were or become) covered by the Company’s directors’ and officers’ liability insurance policies on terms with respect to such coverages and in amount, not less favorable to such Persons than those in effect on the date hereof (or Buyer may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time, provided that any such substitution shall not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or after the Effective Time), provided, however, that in satisfying its obligations hereunder, Buyer and the Surviving Corporation shall not be obligated to pay annual premiums in excess of the Maximum Annual Premium.

(d) If Buyer or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall assume all of the obligations set forth in this Section 6.9.

(e) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(f) The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the articles of incorporation of bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.10.  Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Buyer and the Company and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.11.  Section 16(b). The Board of Directors of each of the Company and Buyer (to the extent Buyer deems necessary) shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act the disposition of Company Shares and “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to Company Shares by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Buyer subject to the reporting requirements of Section 16(a) of the Exchange Act.

6.12.  Employees; Employee Benefits.

(a) Company shall promptly notify Buyer of all new employees hired and all employee promotions made during the period commencing on the date hereof through the Closing Date. During the period from the Closing Date until the 12-month anniversary thereof, Buyer shall, or shall cause its Subsidiaries to, provide to each Person who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who remains in the employment of the Company and its Subsidiaries on or after the Effective Time (the “Continuing Employees”) compensation (including base salary and incentive and bonus opportunities, but excluding equity-based compensation) and benefits (including paid time off, 401(k), health and severance) that are not materially less favorable (taken as a whole) than those provided to the Continuing Employees immediately prior to the Effective Time. Each Continuing Employee who is employed by the Company or any of its Subsidiaries as of the Offer Closing shall be entitled to receive 100% of his or her target cash bonus for 2011, which bonus shall be payable on the date on which such bonus would otherwise be paid, as long as such Continuing Employee is employed by the Company or any of its Subsidiaries as of such date; provided, if prior to the date on which the bonus would be paid, such Continuing Employee’s employment is terminated by the Company or such Subsidiary without Cause (Cause shall be defined and have the meaning accorded to it under Georgia common law, including but not limited to Employee’s violation of the Company’s or Buyer’s Code of Conduct), such Continuing Employee shall receive such bonus on or about the date of termination.

(b) The service of each Continuing Employee with the Company or any of its Subsidiaries (or any predecessor employer) prior to the Effective Time shall be treated as service with Buyer and its Subsidiaries for purposes of each (A) “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (B) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), (C) post-retirement or employment health or medical plan, program, policy or arrangement, (D) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (E) severance, change in control, retention or termination plan, program, policy or arrangement or (F) other material compensation or benefit plan, program, policy or arrangement (each, a “Buyer Benefit Plan”) which the Buyer makes available to such Continuing Employee, including for purposes of eligibility, vesting and benefit levels and accruals (other than benefit accruals under any tax-qualified retirement plan), but not in any case where credit would result in duplication of benefits or for purposes of accrual of pension benefits.

(c) Following the Effective Time, for purposes of each Buyer Benefit Plan in which any Continuing Employee or his or her eligible dependents is eligible to participate after the Effective Time, Buyer shall, or shall cause its Subsidiaries to, (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable Company Compensation and Benefit Plan as of the Effective Time (or, if later, any applicable plan transaction date) and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Effective Time (or such transition date) occurs.

(d) Except as specifically contemplated by this Agreement, Buyer shall, and shall cause its Subsidiaries to, honor, in accordance with its terms, each Company Compensation and Benefit Plan and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), and Buyer hereby acknowledges that the consummation of the Merger constitutes a change of control for all purposes under such Company Compensation and Benefit Plans.

(e) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be construed as requiring Buyer or any of its Subsidiaries to employ any Continuing Employee for any length of time following the Closing Date. Subject to the limitations and requirements specifically set forth in this Section 6.12, nothing in this Agreement, express or implied, shall be construed to prevent Buyer or any of its Subsidiaries from (i) terminating, or modifying the terms of employment of, any Continuing Employee following the Closing Date or (ii) terminating or modifying to any extent any Company Compensation and Benefit Plan, Buyer Benefit Plan or any other employee benefit plan, program, agreement or arrangement that Buyer or any of its Subsidiaries may establish or maintain provided, however, that to the extent that, and for so long as, a Continuing Employee remains employed by Buyer or any of its Subsidiaries during the 12-month period following the Closing, the compensation and benefits payable to such employee during such period shall be subject to Section 6.12. No covenant or other undertaking in this Agreement shall constitute an amendment to any employee benefit plan, program, policy or arrangement, and any covenant or undertaking that suggests that an employee benefit plan, program, policy or arrangement will be amended shall be effective only upon the adoption of a written amendment in accordance with the amendment procedures of such plan, program, policy or arrangement.

(f) The Company shall use its reasonable efforts, as soon as possible after the date hereof, to assist the Buyer in obtaining retention and noncompete agreements in the form approved by Buyer from those employees of the Company reasonably requested by Buyer.

6.13.  Directors.

(a) Effective upon the Offer Closing, and at all times thereafter, Buyer shall be entitled to designate, from time to time, such number of members of the Board of Directors of the Company as will give Buyer, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (x) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (y) the percentage that (i) the number of Company Shares beneficially owned by Buyer and its Subsidiaries (including Company Shares accepted for payment pursuant to the Offer and the Top-Up Shares issued to Merger Sub) bears to (ii) the number of Company Shares then outstanding; provided, however, that in the event that Buyer’s designees are appointed or elected to the Board of Directors of the Company, until the Effective Time the Board of Directors of the Company shall have at least three Independent Directors. The Company shall promptly take all action requested by Buyer necessary or desirable to effect any such election or appointment, including (A) increasing the size of the Board of Directors of the Company (including by amending the Company By-laws if necessary to increase the size of the Board of Directors of the Company), (B) filling vacancies or newly created directorships on the Board of Directors of the Company and (C) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Board of Directors of the Company in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act and applicable NASDAQ Rules. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.13(a), including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to make such mailing concurrently with the mailing of the Schedule 14D-9. Buyer and Merger Sub shall provide to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Buyer’s officers, directors and Affiliates. After the Offer Closing, the Company shall also, upon Buyer’s request, cause the directors elected or designated by Buyer to the Board of Directors of the Company to serve on and constitute the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of (1) each committee of the Board of Directors of the Company, except for any committee established to take action with respect to the subject matter of this Agreement, (2) the board of directors of each Subsidiary of the Company and (3) each committee (or similar body) of each such board, in each case to the extent permitted by applicable Law and the NASDAQ Marketplace Rules. The provisions of this Section 6.13(a) are in addition to and shall not limit any rights that Buyer, Merger Sub or any of their respective Affiliates may have as a record holder or beneficial owner of shares of Company Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) Following the election or appointment of Buyer’s designees pursuant to Section 6.13(a) and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required for the Company to consent (i) to amend or terminate this Agreement on behalf of the Company, (ii) to waive any of the Company’s rights or remedies under this Agreement or (iii) to extend the time for the performance of any of the obligations or other acts of Buyer or Merger Sub. For purposes of this Agreement, an “Independent Director” shall mean a member of the Company’s Board of Directors who is a member of the Company’s Board of Directors on the date of this Agreement and an “independent director” as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

6.14.  Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary, the Company will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any Continuing Employees unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which the Board of Directors of the Company determined is an “Independent Director” within the meaning of applicable NASDAQ Rules and shall be an “Independent Director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (a) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

6.15.  Financing Assistance. (a) Buyer shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to keep the Financing Commitment in full force and effect and to arrange the Debt Financing on the terms and conditions described in the Financing Commitment (including any “flex” provisions thereof), including using reasonable best efforts (i) to negotiate and enter into, and keep in effect, the definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitment (or on other terms acceptable to Buyer, provided such terms do not contain any conditions to funding on the Offer Closing Date and the Closing Date and would not otherwise reasonably be expected to impair or delay the consummation of the Financing), (ii) to satisfy (or cause its affiliates to satisfy) all conditions applicable to Buyer and its Subsidiaries to obtaining the Debt Financing set forth in the Financing Commitment that are within their control and to otherwise comply with all of their obligations under the Financing Commitments, (iii) to enforce the Financing Commitment (including by taking such action necessary to cause each Financing Source thereunder to specifically perform their obligations in accordance with the terms thereof), (iv) to take each of the actions required of the Company and its Subsidiaries in paragraphs (b)(i) through (b)(viii) below with respect to itself and its Subsidiaries, and (v) to consummate the Debt Financing contemplated by the Commitment Letter at or prior to the Offer Closing and the Closing, as applicable, including using its reasonable best efforts to cause the Financing Sources to fund the Debt Financing required to consummate the Offer at the Offer Closing and the Merger at the Closing. Buyer and Merger Sub shall not modify, amend, waive, supplement or otherwise alter the Financing Commitment or the definitive agreements with respect thereto or any of the terms thereof, except that Buyer shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of their rights under, the Financing Commitment or the definitive agreements with respect thereto, and/or substitute other debt or equity financing for all or any portion of the Financing Commitment from the same and/or alternative financing sources; provided, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Financing Commitment or such definitive agreements that amends the Financing Commitment and/or substitution of all or any portion of the Debt Financing shall not (A) expand upon the conditions precedent to the Debt Financing as set forth in the Financing Commitment or (B) reasonably be expected to prevent, impede or delay the consummation of the Offer and the Merger and the other transactions contemplated hereby. With prior notice to the Company, Buyer shall be permitted to reduce the amount of Debt Financing under the Financing Commitment or the definitive agreements with respect thereto in its reasonable discretion; provided, that Buyer shall not reduce the Debt Financing to an amount committed below the Required Amount; and provided further that such reduction shall not (1) expand upon the conditions precedent to the Debt Financing as set forth in the Financing Commitment or (2) reasonably be expected to prevent, impede or delay the consummation of the Offer and the Merger and the other transactions contemplated hereby. In the event that any portion of the Debt Financing becomes unavailable or Buyer becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable, in each case, on the terms and conditions set forth in the Financing Commitment, and such portion is reasonably required to consummate the Offer and the Merger and the other transactions contemplated hereby, Buyer shall promptly notify Company of such event, and Buyer shall use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (“Alternative Financing”) on terms that will still enable Buyer to consummate the transactions contemplated hereby. Buyer shall deliver to the Company true and complete copies of all agreements related to such Alternative Financing (excluding fee letters and engagement letters to the extent Buyer is prohibited from providing such letters, or, if not so prohibited, with numerical amounts and other economic terms redacted).

(b) The Company shall provide, and shall cause its Subsidiaries and its and their respective representatives and advisors, including legal, tax, regulatory and accounting, to provide, such cooperation as is reasonably requested by Buyer or any Financing Source in connection with any Debt Financing, including but not limited to: (i) promptly providing, no later than the date that the Offer is commenced on the terms set forth herein, all financial and other customary information and data relating to the Company and its Subsidiaries, including audited annual and unaudited quarterly financial statements and other information relating to the Company and its Subsidiaries to be included in a confidential information memorandum for prospective lenders necessary to satisfy the requirements of the Financing Commitment relating to the commencement of general syndication of the Debt Financing contemplated thereby (the “Required Information”), (ii) using reasonable best efforts to assist Buyer in preparing (A) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Buyer and its Subsidiaries (including the Company and its Subsidiaries) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Offer Closing, prepared after giving effect to the Merger as if the Merger had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), and (B) pro forma projections giving effect to the Merger, of balance sheets, income statements and cash flow statements on a quarterly basis for the period commencing with the third fiscal quarter of 2011 and ending with the fiscal quarter ending December 31, 2012, and on an annual basis commencing with the 2013 fiscal year through the end of the 2016 fiscal year, (iii) making senior management of the Company and its Subsidiaries reasonably available to participate in meetings, presentations, road shows, due diligence sessions and sessions with the rating agencies, (iv) assisting in the preparation and delivery, no later than the date that the Offer is commenced on the terms set forth herein, of one or more confidential information memoranda and other marketing materials, (v) using its reasonable best efforts to procure customary certificates, accounting comfort letters (including consents of accountants for the use of their reports in any materials relating to any Debt Financing), legal opinions or such other documents and instruments relating to the Debt Financing as may be reasonably requested by Buyer or any Financing Source, (vi) providing a representation to the Buyer that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or securities, (vii) assisting Buyer and the Financing Sources in the amendment or termination of, or in obtaining any relevant waiver from the lenders or counterparties of the Company or any of its Subsidiaries in relation to, any of the Company’s or any of its Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements (including, for the avoidance of doubt, any arrangements creating security interests), in each case, conditioned upon the occurrence of the Offer Closing and otherwise on terms satisfactory to Buyer and the Company and that are reasonably requested by Buyer in connection with the Debt Financing, and (viii) using its reasonable best efforts to ensure that that the syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries; provided, however, in the case of each of clauses (i) through (viii) above, (A) that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other fee, provide any security, enter into any definitive agreement or incur any other liability or obligation in connection with the Debt Financing, other than as required under clause (vii) above prior to the Effective Time, (B) (I) no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument executed and delivered by the Company or any of its Subsidiaries in the performance of its obligations under clauses (i) through (v) and (viii) above shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any such certificate, document or instrument that is not contingent upon the Effective Time (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time and (II) no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument executed and delivered by the Company or any of its Subsidiaries in the performance of its obligations under clauses (vi) or (vii) above shall be effective until the Offer Closing and none of the Company or any of its Subsidiaries shall be required to take any action under any such certificate, document or instrument that is not contingent upon the Offer Closing (including the entry into any agreement that is effective before the Offer Closing), (C) (I) all non-public or other confidential information provided by the Company or any of its representatives pursuant to this Section 6.15 shall be kept confidential in accordance with the Confidentiality Agreement, except that Buyer shall be permitted to disclose such information to the Financing Sources and other potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members and (II) the Company shall be permitted a reasonable period to comment on any documents or other information circulated to potential Financing Sources that contain or are based upon any such material non-public or other material confidential information, provided, that the Company shall promptly provide any such comments, and (D) that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Debt Financing in a manner customary for similar financing transactions. For purposes of this Agreement, “Financing Sources” means any entity or entities that commit to provide or otherwise enter into agreements in connection with any Debt Financing proposed to be provided to Buyer in connection with the transactions contemplated hereby, as identified by Buyer to the Company. Buyer acknowledges and agrees that the Company and its Affiliates and employees have no responsibility for any financing that Buyer may raise in connection with the transactions contemplated hereby.

(c) Buyer shall indemnify and hold harmless the Company, its Subsidiaries and the Company’s representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 6.15(b)) and any information utilized in connection therewith (other than arising from (i) fraud, gross negligence or intentional misrepresentations by the Company or its Subsidiaries, or (ii) any written historical financial information of the Company or any of its Subsidiaries provided to the Buyer or the Financing Sources in connection with the Debt Financing which is (A) of the type prepared by the Company or such Subsidiary in the ordinary course of business and (B) judicially determined by a court of competent jurisdiction to have contained a material misstatement or omission). Buyer shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 6.15(b).

(d) Buyer and Merger Sub acknowledge and agree that the obtaining of the Debt Financing is not a condition to the Closing, and reaffirm their obligations to consummate the Offer, the Merger, and the other transactions contemplated hereby, irrespective and independently of the availability of the Debt Financing or the completion of such issuance.

6.16.   Tax Certificate. At or prior to the Closing, the Company shall deliver to Buyer a certificate, substantially in the form provided for in Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), establishing that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the five year period ending on the Closing Date.

ARTICLE VII

CONDITIONS

7.1.   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained if required by applicable Law to approve the Merger;

(b) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order, writ or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

(c) Purchase of Company Shares in the Offer. Merger Sub shall have previously accepted for payment, or caused to be accepted for payment, all shares of Company Shares validly tendered and not withdrawn pursuant to the Offer and Buyer and Merger Sub shall have complied with their obligations under Section 4.5 of this Agreement.

ARTICLE VIII

TERMINATION

8.1.   Termination by Mutual Consent. Subject to Section 6.13(b), this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company, by mutual written consent of the Company and Buyer, by action of their respective Boards of Directors.

8.2.   Termination by Either Buyer or the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Buyer or the Company if (a) the Offer Closing shall not have been consummated by December 31, 2011 (the “Termination Date”), for any reason; provided that the right to terminate this Agreement pursuant to Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall be the principal cause of the failure of the Offer Closing to be consummated, or (b) any Legal Restraint (other than a temporary restraining order) permanently restraining, enjoining or otherwise prohibiting consummation of the Offer or the Merger shall become final and non-appealable; or (c) any Legal Restraint that has the effect of delaying the consummation of the Offer beyond the Termination Date shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.2(c) shall not be available to any party which is then in breach of Section 6.4 of this Agreement and such breach has been the principal cause of such Legal Restraint being or remaining in effect.

8.3.   Termination by the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Offer Closing, by action of the Board of Directors of the Company (a) if Buyer or Merger Sub shall have breached in any material respect any of its representations or warranties contained in this Agreement or (b) if Buyer or Merger Sub shall have failed to perform in any material respect all obligations, covenants or agreements required to be performed by them under this Agreement at or prior to the Offer Closing, in each case, which breach or failure to perform (i) is incapable of being cured by Buyer or Merger Sub by the Termination Date or, if capable of being cured by Buyer by the Termination Date, Buyer and Merger Sub do not commence to cure such breach or failure within ten Business Days after their receipt of written notice thereof from the Company and use their reasonable best efforts to pursue such cure thereafter and (ii) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by Buyer or Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement; (c) in order to accept a Superior Proposal in accordance with and subject to the terms and conditions of Section 6.2(b); or (d) if the Offer has expired in accordance with its terms and has not been extended by Merger Sub, and Merger Sub has not accepted for payment within three Business Days following such expiration all the Company Shares validly tendered and not validly withdrawn.

8.4.   Termination by Buyer. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Offer Closing, by action of the Board of Directors of Buyer if (a) the Board of Directors of the Company shall have made an Adverse Recommendation Change or breached in any material respect the provisions of Section 6.2 hereof; (b) the Company shall have breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in paragraph (iv) or (v) of clause (c) of Exhibit A and (ii) is incapable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, the Company does not commence to cure such breach or failure within ten Business Days after its receipt of written notice thereof from Buyer and use its reasonable best efforts to pursue such cure thereafter; (c) if, on any then-scheduled Expiration Date for the Offer, Merger Sub is not required (and Buyer is not required to cause Merger Sub) to extend the Offer pursuant to the sixth sentence of Section 1.1(a) and any of the Offer Conditions shall not have been satisfied or, to the extent waivable by Buyer or Merger Sub, waived on such then-scheduled Expiration Date; or (d) a Company Material Adverse Effect shall have occurred or shall exist, which has not been cured or ceased to exist within sixty days after the receipt of notice thereof by the Company from Buyer.

8.5.   Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this Article VIII, this Agreement (other than as set forth in Section 6.8, this Section 8.5 and Article IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for damages to any other party resulting from any prior willful breach of this Agreement, fraud in connection with this Agreement, or from any obligation to pay, if applicable, the Termination Fee pursuant to Section 8.5(b).

(b) If this Agreement is terminated (i) by the Company pursuant to Section 8.3(c), (ii) by Buyer pursuant to Section 8.4(a), or (iii) by Buyer or Merger Sub pursuant to Section 8.4(b), or by the Company, Buyer or Merger Sub pursuant to Section 8.2(a), and in either such case under this clause (iii), prior to such termination an Acquisition Proposal had been disclosed and not withdrawn and within twelve months of such termination the Company consummates a transaction with respect to an Acquisition Proposal or enters into an agreement providing for an Acquisition Proposal, then the Company shall pay to Buyer a fee equal to $35,680,000 (the “Termination Fee”), payable by wire transfer of same day funds (A) concurrently with any termination pursuant to Section 8.3(c), (B) within one Business Day after termination pursuant to Section 8.4(a), and (C) within one Business Day after the Company consummates an Acquisition Proposal under the circumstances described in Section 8.5(b)(iii) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) The Company acknowledges that the agreements contained in Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer and Merger Sub would not enter into this Agreement. Accordingly, in the event that the Company fails to pay when due any amounts payable under this Section 8.5, then (i) the Company shall reimburse Buyer for all costs and expenses (including disbursements and reasonable fees of in-house legal counsel and outside legal counsel) incurred in connection with the collection of such amount, and (ii) the Company shall pay to Buyer interest on such amount (for the period commencing as of the date that such amount was originally required to be paid and ending on the date that such amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made plus three percent (3%).

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1.   Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2.   Modification or Amendment. Subject to the provisions of applicable Law and Section 6.13(b), at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that (a) after the Offer Closing, there shall be no amendment that decreases the Merger Consideration and (b) after the Company Shareholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by shareholders of the Company without the further approval of such shareholders.

9.3.   Waiver of Conditions.

(a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.4.   Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.   Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Georgia, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(b) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia (and if jurisdiction in such courts shall be unavailable, the Business Courts of the Superior Court of Fulton County, Georgia) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth below in Section 9.6 shall be effective service of process for any action, suit or proceeding in the State of Georgia with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in the United States District Court for the Northern District of Georgia (and if jurisdiction in such courts shall be unavailable, the Business Courts of the Superior Court of Fulton County, Georgia) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Notwithstanding Section 9.5(a) and (b), each of the parties to this Agreement agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to the Debt Financing to be provided in connection with this Agreement or any of the transactions contemplated by this Agreement (including but not limited to any dispute arising out of or relating in any way to any letter or agreement related to any Debt Financing or the performance thereof) in any forum other than any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof. The parties hereto acknowledge and agree that the Financing Sources are express third party beneficiaries of, and may enforce, the provisions of this Section 9.5(c).

(d) Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.5.

9.6.    Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when sent if sent by facsimile, provided that the fax is promptly confirmed by telephone or electronic confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to Buyer or Merger Sub

NCR Corporation

3097 Satellite Boulevard

Duluth, Georgia 30096

Attention: General Counsel/Notices, 2nd Floor

Fax: (866) 680-1059

with a copy to:

Womble Carlyle Sandridge & Rice PLLC

271 17th Street, N.W., Suite 2400

Atlanta, Georgia 30363

Attention: Sharon McBrayer Johnson

Fax: (404)870-4825

if to the Company

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

Attention: Chief Executive Officer

Fax: (770) 754-7790

with a copy to:

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

Attention: General Counsel

Fax: (770) 754-7790

with a copy to:

DLA Piper LLP (US)

The Marbury Building

6225 Smith Avenue

Baltimore, MD 21209-3600

Attn: R.W. (Jay) Smith Jr.

Fax: 410-580-3266 F

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7.   Entire Agreement. This Agreement (including any exhibits hereto), the Confidentiality Agreement, the Company Disclosure Letter and the Buyer Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8.   No Third Party Beneficiaries. Except as provided in Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) and Section 9.5(Governing Law; Venue; Waiver of Jury Trial), Buyer and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.9.  Obligations of Buyer and of the Company. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a), be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11.  Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12.  Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

9.13.  Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Buyer may designate prior to the Effective Time, by written notice to the Company, another wholly-owned direct or indirect Subsidiary (incorporated in the State of Georgia) to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation. Any assignment in contravention of the preceding sentence shall be null and void.

9.14.  Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Northern District of Georgia (and if jurisdiction in such courts shall be unavailable, the Business Courts of the Superior Court of Fulton County Georgia), this being in addition to any other remedy to which they are entitled at Law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other judgment.

[Signatures Contained on the Following Page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

RADIANT SYSTEMS, INC.

By:	/s/ John H. Heyman
Name: John H. Heyman
Title: Chief Executive Officer

NCR CORPORATION

By:	/s/ William Nuti
Name: William Nuti
Title: Chairman of the Board, Chief Executive Officer, President

RANGER ACQUISITION CORPORATION

By:	/s/ John G. Bruno
Name: John G. Bruno
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Index of Defined Terms

Defined Term	Section

Acquisition Agreement	6.2(b)
Acquisition Proposal	6.2(a)
Adverse Recommendation Change Notice	6.2(b)
Affiliate	5.1(d)(iii)
Agreement	Preamble
Alternative Financing	6.15(a)
Applicable Date	5.1(e)(i)
Anti-Bribery Laws	5.1(v)(i)
Bankruptcy and Equity Exception	5.1(c)
Business Day	1.5
Buyer	Preamble
Buyer Benefit Plan	6.12(b)
By-Laws	2.2
Certificate	4.1(a)(i)
Certificate of Merger	1.6
Certificate Letter of Transmittal	4.2(b)(i)(A)
Charter	2.1
Closing	1.5
Closing Date	1.5
Code	1.1(d)
Common Stock Unit	5.1(b)(i)
Company	Preamble
Company Compensation and Benefit Plans	5.1(i)(i)
Company Disclosure Letter	5.1
Company ESPP	4.5(d)
Company Material Adverse Effect	5.1(a)(ii)
Company Non-U.S. Compensation and Benefit Plans	5.1(i)(i)
Company Option	4.5(a)(i)
Company Preferred Shares	5.1(b)(i)
Company Products	5.1(l)
Company Recommendation	5.1(c)(v)
Company Reports	5.1(e)(i)
Company Restricted Shares	5.1(b)(i)
Company Shareholder Approval	5.1(c)
Company Shareholders Meeting	6.3(b)
Company Shares	Recitals
Company Stock Plans	4.5(a)(i)
Competition Law	Exhibit A
Confidentiality Agreement	1.2(c)
Continuing Employees	6.12(a)
Contract	5.1(p)(i)
Costs	6.9(a)
D&O Insurance	6.9(c)
Debt Financing	5.2(i)
delivered	5.1(a)(iii)
Dissenting Shareholders	4.1(a)
Dissenting Shares	4.3(a)
DOJ	6.4(a)
Effective Time	1.6

Annex A-1

Defined Term	Section

Environmental Law	5.1(l)
ERISA	5.1(i)(i)
ERISA Affiliate	5.1(i)(iii)
Exchange Act	1.1(a)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Excluded Company Shares	4.1(a)
Expiration Date	1.1(a)
Export Control Laws	5.1(v)(ii)
Financing Commitment	5.2(i)
Financing Sources	6.15(b)
FTC	6.4(a)
GAAP	5.1(e)(vii)
GBCC	1.4
Governmental Entity	5.1(d)(i)(F)
Hazardous Substance	5.1(l)
HSR Act	5.1(d)(i)(B)
Indemnified Parties	6.9(a)
Independent Director	6.13(b)
Information Statement	5.1(d)(i)(D)(3)
Initial Expiration Date	1.1(a)
Insurance Policies	5.1(s)
Intellectual Property	5.1(o)(xiv)(A)
Intervening Event	6.2(b)
IP Agreements	5.1(o)(x)
IRS	5.1(i)(ii)
IT Assets	5.1(o)(xiv)(B)
Knowledge	5.1(d)(iii)
Laws	5.1(j)
Legal Restraints	7.1(b)
Licenses	5.1(q)
Lien	5.1(b)(i)
made available	5.1(a)(iii)
Marks	5.1 (o)(xiv)(A)(1)
Material Contracts	5.1(o)(p)(i)
Maximum Annual Premium	6.9(c)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
NASDAQ	5.1(d)(i)(E)
Notice Period	6.2(b)(B)
Offer	Recitals
Offer Closing	1.1(a)
Offer Closing Date	1.1(a)
Offer Conditions	1.1(a)
Offer Documents	1.1(b)
Offer Price	Recitals
Open Source Software	5.1(o)(viii)
owned	5.1(o)(i)

Annex A-2

Defined Term	Section

Patents	5.1 (o)(xiv)(A)(2)
Person	4.2(d)
Proxy Statement	5.1(d)(i)(D)(2)
Registered IP	5.1(o)(xiv)(C)
Representatives	6.2(a)
Required Information	6.15(b)
Required Governmental Consents	7.1(b)
Retention and Non-Competition Agreements	Recitals
RoHS Directive	5.1(l)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	1.1(a)(B)
Securities Act	1.3(b)
Schedule 14D-9	1.2(b)
Software	5.1(o)(xiv)(A)(6)
Subsidiary	5.1(a)(i)
Superior Proposal	6.2(a)
Superior Proposal Notice	6.2(b)(A)(II)
Surviving Corporation	1.4
Takeover Statute	5.1(k)
Taxes	5.1(m)(xii)
Tax Returns	5.1(m)(xii)
Tender Agreement	Recitals
Termination Date	8.2
Termination Fee	8.5(b)
Top-Up Option	1.3(a)
Top-Up Shares	1.3(a)
Trade Secrets	5.1(o)(xiv)(A)(5)
WEEE Directive	5.1(l)

Annex A-3

EXHIBIT A

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, Merger Sub (x) shall not be required to, and Buyer shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Company Shares tendered in the Offer and, (y) subject to the terms of Section 1.1 and Article VIII of the Agreement, may delay the acceptance for payment of or the payment for any Company Shares or terminate or amend the Offer, if:

(a) there shall not be validly tendered and not validly withdrawn prior to the Expiration Date that number of Company Shares which, when added to the Company Shares already owned by Buyer and its Subsidiaries, represents at least a majority of the total number of outstanding Company Shares on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities convertible or exercisable into Company Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) on the Expiration Date (the “Minimum Tender Condition”);

(b) any waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended (collectively, a “Competition Law”), shall not have been terminated or shall not have expired or any material clearance, consent, approval, order, authorization, notice to or filing with any Governmental Entity that is required to be obtained or made in connection with the Offer shall not have been so made or obtained;

(c) any of the following events shall exist on the Expiration Date or immediately prior to the Offer Closing:

(i) there shall be any Law or judgment, order, writ, injunction, decree or award enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger, by any Governmental Entity (other than the application of the waiting period provisions of any Competition Law to the Offer or to the Merger) the effect of which is to directly or indirectly enjoin, make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger;

(ii) there shall exist or be instituted or pending any claim, suit, action or proceeding by any Governmental Entity seeking any of the consequences referred to in paragraph (i) above;

(iii) there shall have occurred following the execution of the Agreement any state of facts, condition, change, development or event with respect to the Company which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(iv) (A) the representations and warranties of the Company set forth in Section 5.1(b)(i) shall not be true and correct in all respects (other than de minimis exceptions) as of the date of the Agreement and as of such time (except to the extent that such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall not be true and correct in all material respects as of such earlier date);

Exhibit A-1

(B) the representations and warranties of the Company set forth in Section 5.1(a), Section 5.1(b)(ii), Section 5.1(c), Section 5.1(k), Section 5.1(t) and Section 5.1(u) of the Agreement that are qualified by reference to a Company Material Adverse Effect shall not be true and correct in all respects, and any such representations or warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Agreement and as of such time, (except to the extent that any such representation and warranty expressly speaks as of a particular date, in which case such representation and warranty shall not be true and correct as of such earlier date); or

(C) the representations and warranties of the Company (other than those listed in the preceding clauses (A) and (B)) set forth in the Agreement shall not be true and correct (except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall not be true and correct as of such date) and, in the aggregate, such failure of such representations and warranties of the Company to be true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(v) the Company shall have failed to perform in any material respect any obligation, agreement or covenant required to be performed by it under the Agreement and such failure to perform shall not have been cured to the good faith satisfaction of Buyer;

(vi) Buyer and Merger Sub shall have failed to receive a certificate of the Company, executed by the chief executive officer and the chief financial officer of the Company, dated as of the Offer Closing Date, to the effect that the conditions set forth in paragraphs (iii), (iv) and (v) above have not occurred; or

(vii) the Board of Directors of the Company shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Merger Sub the Company Recommendation or Buyer shall have received an Adverse Recommendation Change Notice; or

(d) the Company and Buyer shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms.

For purposes of determining whether the Minimum Tender Condition has been satisfied, Company Shares tendered in the Offer pursuant to guaranteed delivery procedures shall be excluded.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Buyer and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.

The foregoing conditions are for the sole benefit of Buyer and Merger Sub, may be asserted by Buyer or Merger Sub regardless of the circumstances (including any action or inaction by Buyer or Merger Sub, provided that nothing herein shall relieve any party hereto from any obligation or liability such party has under the Agreement) giving rise to any such conditions and may be waived by Buyer or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Buyer or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A and not otherwise defined shall have the meanings given to them in the Agreement and Plan of Merger to which this Exhibit A is attached.

Exhibit A-2